                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                               (AMENDMENT NO. 1)

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 1, 2005

                              GARDNER DENVER, INC.
             (Exact name of Registrant as Specified in its Charter)

            DELAWARE                       1-13215                76-0419383
(State or other jurisdiction of          (Commission            (IRS Employer
         incorporation)                 File Number)         Identification No.)

                 1800 GARDNER EXPRESSWAY, QUINCY, ILLINOIS 62305
              (Address of Principal Executive Offices and Zip Code)

                                 (217) 222-5400
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On July 1, 2005, Gardner Denver, Inc. (the "Company") announced that it had completed the acquisition of Thomas Industries, Inc. ("Thomas"). This Amendment No. 1 on Form 8-K/A amends the Company's Current Report on Form 8-K filed on July 1, 2005 to provide Thomas historical financial statements and pro forma financial information relating to the acquisition.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements of businesses acquired.

     See the Index to Financial Statements and Pro Forma Financial Information

(b)  Pro forma financial information

     See the Index to Financial Statements and Pro Forma Financial Information

(c)  Exhibits

     23.1 Consent of Ernst & Young LLP

     99.1 Press Release dated July 1, 2005, filed as Exhibit 99.1 to Gardner
          Denver's Form 8-K dated July 1, 2005, and incorporated herein by reference.

                   INDEX TO FINANCIAL STATEMENTS AND PRO FORMA
                              FINANCIAL INFORMATION

                                                                           PAGE*
                                                                           -----
HISTORICAL FINANCIAL INFORMATION
Thomas Unaudited Condensed Consolidated Statements of Income for the
   Three and Six Month Periods Ended June 30, 2005 and 2004                   4
Thomas Unaudited Condensed Consolidated Balance Sheets as of June 30,
   2005 and December 31, 2004                                                 5
Thomas Unaudited Condensed Consolidated Statements of Cash Flow for the
   Six Month Periods Ended June 30, 2005 and 2004                             6
Notes to Thomas Unaudited Condensed Consolidated Interim Financial
   Statements                                                                 7
Report of Independent Registered Public Accounting Firm                      18
Thomas Consolidated Statements of Income for the Years Ended
   December 31, 2004, 2003 and 2002                                          19
Thomas Consolidated Balance Sheets as of December 31, 2004 and 2003          20
Thomas Consolidated Statements of Shareholders' Equity for the Years
   Ended December 31, 2004, 2003 and 2002                                    21
Thomas Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2004, 2003 and 2002                                          23
Notes to Thomas Consolidated Financial Statements                            24

PRO FORMA FINANCIAL INFORMATION
Discussion of Unaudited Pro Forma Consolidated Statements of Operations      51
Unaudited Pro Forma Consolidated Statement of Operations for the Six
   Months ended June 30, 2005                                                53
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2005           54
Notes to Unaudited Pro Forma Consolidated Financial Statements as of and
   for the Six Months ended June 30, 2005                                    55
Unaudited Pro Forma Consolidated Statement of Operations for the Year
   Ended December 31, 2004                                                   58
Notes to Unaudited Pro Forma Consolidated Statement of Operations for
   the Year Ended December 31, 2004                                          59

* Financial statements and pro forma financial information appear following the signature page and exhibit index

                     THOMAS INDUSTRIES INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                     THREE MONTHS           SIX MONTHS
                                                    ENDED JUNE 30         ENDED JUNE 30
                                                 -------------------   -------------------
                                                   2005       2004       2005       2004
                                                 --------   --------   --------   --------
Net sales                                        $110,950   $102,656   $220,919   $212,174
Cost of products sold                              71,419     65,093    141,737    136,228
                                                 --------   --------   --------   --------
Gross profit                                       39,531     37,563     79,182     75,946
Selling, general and administrative expenses       30,862     29,368     61,531     58,368
Equity income from GTG                                 --      7,997         --     15,419
                                                 --------   --------   --------   --------
Operating income                                    8,669     16,192     17,651     32,997

Interest expense                                      151        935        277      1,961
Interest income                                     1,725        141      3,051        434
Other income (expense)                                651       (313)     1,255
                                                 --------   --------   --------   --------
Income before income taxes                         10,894     15,085     21,680     31,470

Income taxes                                        3,388      5,280      6,742     11,015
                                                 --------   --------   --------   --------
Net income                                       $  7,506   $  9,805   $ 14,938   $ 20,455
                                                 ========   ========   ========   ========

Net income per share:
   Basic                                         $   0.42   $   0.56   $    .84   $   1.18
   Diluted                                       $   0.41   $   0.55   $    .82   $   1.15

Dividends declared per share:                    $  0.095   $  0.095   $  0.190   $  0.190

Weighted average number of shares outstanding:
   Basic                                           17,854     17,391     17,847     17,355
   Diluted                                         18,179     17,781     18,178     17,743

            See notes to condensed consolidated financial statements.

                     THOMAS INDUSTRIES INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                              (UNAUDITED)
                                                                                JUNE 30     DECEMBER 31
                                                                                  2005         2004 *
                                                                              -----------   -----------
ASSETS
Current assets:
   Cash and cash equivalents                                                   $265,188      $133,472
   Short-term investments                                                           122       133,627
   Accounts receivable, less allowance
      (2005--$2,354; 2004--$2,303)                                               61,334        58,305
   Inventories:
      Finished products                                                          32,304        36,331
      Raw materials                                                              28,323        31,674
      Work in process                                                             8,397         7,202
                                                                               --------      --------
                                                                                 69,024        75,207
   Deferred income taxes                                                          5,275         5,101
   Other current assets                                                           6,287         7,514
                                                                               --------      --------
Total current assets                                                            407,230       413,226

Property, plant and equipment                                                   195,171       202,993
   Less accumulated depreciation and amortization                               (90,000)      (88,125)
                                                                               --------      --------
                                                                                105,171       114,868
Goodwill                                                                         66,164        68,639
Other intangible assets, net                                                     24,111        22,659
Other assets                                                                      3,094         2,544
                                                                               --------      --------
Total assets                                                                   $605,770      $621,936
                                                                               ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                            $ 18,571      $ 17,999
   Accrued expense and other current liabilities                                 34,923        34,204
   Dividends payable                                                                 --         1,689
   Income taxes payable                                                           6,632         1,758
   Current portion of long-term debt                                              1,629         1,797
                                                                               --------      --------
Total current liabilities                                                        61,755        57,447

Deferred income taxes                                                             8,806         8,978
Long-term debt, less current portion                                              5,930         7,751
Long-term pension liability                                                      12,170        12,170
Other long-term liabilities                                                       8,241         8,657
                                                                               --------      --------
Total liabilities                                                                96,902        95,003

Shareholders' equity:
   Preferred stock, $1 par value, 3,000,000 shares authorized - none issued          --            --
   Common stock, $1 par value, shares authorized: 60,000,000; shares
      issued: 2005 - 18,676,014; 2004 - 18,648,723                               18,676        18,649
   Capital surplus                                                              150,315       149,586
   Deferred compensation                                                          1,960         1,558
   Treasury stock held for deferred compensation                                 (1,960)       (1,558)
   Retained earnings                                                            335,344       323,799
   Accumulated other comprehensive income                                        16,592        46,958
   Less cost of 822,339 treasury shares                                         (12,059)      (12,059)
                                                                               --------      --------
Total shareholders' equity                                                      508,868       526,933
                                                                               --------      --------
Total liabilities and shareholders' equity                                     $605,770      $621,936
                                                                               ========      ========

*    Derived from the audited December 31, 2004 consolidated balance sheet.

            See notes to condensed consolidated financial statements.

                     THOMAS INDUSTRIES INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                     SIX MONTHS
                                                                                    ENDED JUNE 30
                                                                                --------------------
                                                                                   2005       2004
                                                                                ---------   --------
OPERATING ACTIVITIES
Net income                                                                      $  14,938   $ 20,455
Adjustments to reconcile net income to net
   cash (used in) provided by operating activities:
   Depreciation and intangible amortization                                         8,546      8,147
   Deferred income taxes                                                              471       (458)
   Equity income from GTG                                                              --    (15,419)
   Distributions from GTG                                                              --      4,350
   Other items                                                                        339        241
   Changes in operating assets and liabilities net of effect of acquisitions:
      Accounts receivable                                                          (7,967)    (7,520)
      Inventories                                                                     146     (5,145)
      Accounts payable                                                             (1,624)     1,233
      Income taxes payable                                                          4,742      4,194
      Accrued expenses and other current liabilities                                3,113      2,882
      Other                                                                       (10,054)       126
                                                                                ---------   --------
Net cash provided by operating activities                                          12,650     13,086

INVESTING ACTIVITIES
Purchases of property, plant and equipment                                         (9,027)    (7,577)
Proceeds from sale of property, plant and equipment                                 1,848         47

Purchases of marketable securities                                               (219,633)        --

Proceeds from sale of marketable securities                                       353,138         --
Purchase of companies, net of cash acquired                                        (8,532)     6,154
                                                                                ---------   --------
Net cash provided by (used in) investing activities                               117,794     (1,376)

FINANCING ACTIVITIES
Proceeds from short-term debt, net                                                     --      2,091
Payments on long-term debt                                                         (1,033)   (17,288)
Proceeds from long-term debt                                                          119     18,563
Dividends paid                                                                     (5,081)    (3,288)
Other                                                                                 255      1,569
                                                                                ---------   --------
Net cash (used in) provided by financing activities                                (5,740)     1,647

Effect of exchange rate changes                                                     7,012         89
                                                                                ---------   --------
Net increase in cash and cash equivalents                                         131,716     13,446
Cash and cash equivalents at beginning of period                                  133,472     23,933
                                                                                ---------   --------
Cash and cash equivalents at end of period                                      $ 265,188   $ 37,379
                                                                                =========   ========

            See notes to condensed consolidated financial statements.

                     THOMAS INDUSTRIES INC. AND SUBSIDIARIES
          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Thomas Industries Inc. ("Thomas" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The results of operations for the three-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. In the opinion of the Company's management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations. For further information, refer to the consolidated financial statements and footnotes included elsewhere in this Current Report on Form 8-K/A.

NOTE B - ACQUISITIONS

On January 10, 2005, the Company acquired certain assets of the side channel blower business of Ruey Chaang Electric Co., Ltd. of Taipei, Taiwan for approximately $12 million. A partial payment of $8.4 million in cash was paid in January 2005, with the balance payable in the third quarter of 2005. A preliminary purchase price allocation was made and reflected in the June 30, 2005 financial statements. This allocation is preliminary as the Company gathers additional information regarding the fair value of assets acquired. Accordingly, the amounts recorded will change as the allocation is finalized.

The aggregate purchase price consists of (in thousands):

Cash                             $12,000
Transaction costs                    185
                                 -------
Total aggregate purchase price   $12,185
                                 =======

The following summarizes the preliminary fair values of the assets acquired at the date of acquisition (in thousands):

Cash                            $    53
Inventory                           674
Property, plant and equipment       885
Other intangibles                 4,476
                                -------
                                  6,088

Goodwill                          6,097
                                -------
Aggregate purchase price        $12,185
                                =======

The other intangible assets are being amortized on a straight line basis over a useful life range of three to ten years. The goodwill is allocated to the Pump and Compressor Segment.

On June 3, 2004, the Company received approximately $6.2 million in cash, which represents an adjustment to the Company's purchase price of Werner Rietschle Holding GmbH ("Rietschle"). Rietschle was acquired on August 29, 2002. The original purchase price consisted of $83.3 million in cash and 1.8 million treasury shares of the Company's common stock. The purchase agreement specified the negotiation process to be followed for various items in dispute, so that an adjustment to the purchase price could occur at a subsequent time. In June 2004, negotiations on certain disputed items were completed and this adjustment reduced goodwill by $6.2 million. Other adjustments could occur in the future related to representations and warranties per the purchase agreement.

In estimating the fair values of the assets acquired and liabilities assumed in the Rietschle transaction, management considered a number of factors, including collectibility of accounts receivable, net realizable value and replacement cost of inventory, and the values of liabilities. In addition, an independent appraiser was used to assist in determining the value of property, plant and equipment and other intangible assets; however, management is ultimately responsible for the values recorded.

The adjusted aggregate purchase price for Rietschle consists of (in thousands):

Initial cash paid by the Company             $ 83,288
Fair value of Thomas common stock              44,754
Transaction costs                               5,931
Purchase price adjustment received in cash     (6,154)
                                             --------
Total adjusted aggregate purchase price      $127,819
                                             ========

NOTE C - SALE OF 32% INTEREST IN GTG

Effective with the close of business on July 31, 2004, the Company sold its 32% joint venture interest in the Genlyte Thomas Group LLC (GTG), which the Company accounted for using the equity method of accounting, to The Genlyte Group Incorporated (Nasdaq: GLYT) for approximately $400.9 million in cash. Approximately $102.7 million of the proceeds were used to pay down long-term debt on August 2, 2004. Approximately $80.5 million of the proceeds were used to pay a portion of the income taxes (due on the gain) and transaction costs during the third and fourth quarters of 2004.

The Company's adjusted book basis in GTG as of July 31, 2004 was as follows (in millions):

Investment in GTG at July 31, 2004                  $230.5
Thomas' adjustment for accelerated option expense
   treated as a transaction cost                      (0.2)
Other comprehensive loss items:
   Minimum pension liability                           5.5
   Foreign currency translation                        0.5
                                                    ------
Adjusted GTG book basis at July 31, 2004            $236.3
                                                    ======

The gain on the sale of GTG, which the Company recorded in the third quarter of 2004, was calculated as follows (in millions, except per share amount):

Total sale price                       $ 400.9
Transaction costs                         (4.2)
                                       -------
Net proceeds                             396.7
Adjusted book basis at July 31, 2004    (236.3)
                                       -------
Pre-tax book gain                        160.4
Income taxes                             (76.3)
                                       -------
Net after-tax gain                     $  84.1
                                       =======
Earnings per share - diluted           $  4.74
                                       =======

This gain calculation is an estimate subject to final determination of taxes of the transaction when tax returns are filed in 2005. The effective income tax rate recorded on the gain of 47.6% is primarily due to the basis differences for financial reporting and tax purposes in the partnership interest in GTG.

NOTE D - CONTINGENCIES

On August 13, 2002, a petition was filed in the District Court of Jefferson County, Texas, adding Thomas Industries Inc. as a third party defendant in a lawsuit captioned Hydro Action, Inc. v. Jesse James, individually and d/b/a James Backhoe Service of Dietrich, Illinois, Inc. and Original Septic Solutions, Inc. (the "Third Party Plaintiffs") (the "Original Lawsuit"). The Original Lawsuit alleged that the Company violated the Texas Deceptive Trade Practices Act and breached warranties of merchantability and fitness for a particular purpose with respect to pumps sold by the Company and used in septic tanks manufactured or sold by the plaintiffs. The Original Lawsuit was stayed as a result of the bankruptcy filing by Hydro Action, Inc. On October 8, 2003, a lawsuit was filed against the Company, Gig Drewery, Yasunaga Corporation and Aqua-Partners, Ltd. in the District Court of Jefferson County, Texas, making the same allegations set forth in the Original Lawsuit and requesting class-action certification. No class has been certified. The Third Party Plaintiffs are plaintiffs in this action. This complaint has been amended to include 32 plaintiffs as of June 30, 2005. The complaint currently seeks $3 million per plaintiff and punitive and exemplary damages. The total sales related to these products were approximately $900,000. On September 29, 2004, the case was remanded to state court in Jefferson County and the stay is no longer in place. Although this litigation is in the preliminary stages, the Company believes it has meritorious defenses to the claims and intends to vigorously defend this matter. Litigation is subject to many uncertainties and the Company cannot guarantee the outcome of these proceedings. However, based upon information currently available, the Company does not believe that the outcome of this proceeding will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

In the normal course of business, the Company is a party to other legal proceedings and claims. When costs can be reasonably estimated, appropriate liabilities for such matters are recorded. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or liquidity of the Company, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to the Company.

The Company, like other similar manufacturers, is subject to environmental rules and regulations regarding the use, disposal and cleanup of substances regulated under environmental protection laws. It is the Company's policy to comply with these rules and regulations, and the Company believes that its practices and procedures are designed to meet this compliance.

The Company is subject to various federal, state and local environmental laws and regulations that require remediation efforts at several locations including both current and former operating facilities. One of the most significant sites was a former manufacturing facility, which is located in Beaver Dam, Kentucky. Since 1992, the Company has been working under an Agreed Order with the Kentucky Natural Resources and Environmental Protection Cabinet to remediate this site. The Company has completed all closure activities and has received approval for implementation of a post-closure plan.

In 2004, a letter was received from the Wisconsin Department of Natural Resources (WDNR) indicating that the Company was solely responsible for remediation of a former manufacturing facility located in Fort Atkinson, Wisconsin, which was sold by the Company in 1985. In response to WDNR's demand, the Company has engaged a consultant to perform an initial hydrogeologic site investigation. This initial site investigation found elevated levels of volatile organic compounds including tetrachlorothene and its daughter products. This site investigation will be expanded to determine the extent of the contamination and to develop a remediation work plan. The Company provided a reserve of $900,000 and $200,000 in the third and fourth quarters of 2004, respectively, for anticipated future costs associated with remediation of this site.

The Company's policy is to provide for environmental reserves on a discounted basis, when appropriate. Environmental reserves are subject to numerous inherent uncertainties that affect the ability to estimate future costs of required remediation efforts. Such uncertainties involve the nature and extent of contamination, the extent of required cleanup efforts under existing environmental regulations, widely varying costs of alternate cleanup methods, changes in environmental regulations, the potential effect of continuing improvements in remediation technology and the financial strength of other potentially responsible parties at multiparty sites. Reserves are reviewed for adequacy on a quarterly basis and adjusted, if necessary, as environmental assessment and remediation efforts proceed.

Changes in the Company's environmental reserve at June 30, 2005 and 2004 are as follows (in thousands):

                                  2005     2004
                                 ------   ------
Balance at beginning of period   $2,182   $1,321
Environmental accruals               --       --
Expenditures                        125      125
                                 ------   ------
Balance at end of period         $2,057   $1,196
                                 ======   ======

NOTE E - COMPREHENSIVE INCOME

The reconciliation of net income to comprehensive income follows (in thousands):

                                         THREE MONTHS          SIX MONTHS
                                         ENDED JUNE 30        ENDED JUNE 30
                                      ------------------   ------------------
                                        2005       2004      2005       2004
                                      --------   -------   --------   -------
Net income                            $  7,506   $ 9,805   $ 14,938   $20,455
Other comprehensive income (loss):
   Minimum pension liability                --         3         --        10
      Related tax benefit                   --        (1)        --        (4)
   Derivative adjustment                  (581)      139     (1,266)     (154)
      Related tax (benefit) expense         --       (53)       260        58
   Foreign currency translation        (18,669)    2,458    (29,360)   (5,000)
                                      --------   -------   --------   -------
Total change in other comprehensive
   income                              (19,250)    2,546    (30,366)   (5,090)
                                      --------   -------   --------   -------
Total comprehensive income (loss)     $(11,744)  $12,351   $(15,428)  $15,365
                                      ========   =======   ========   =======

NOTE F - NET INCOME PER SHARE

The computation of the numerator and denominator in computing basic and diluted net income per share follows (in thousands):

                                                THREE MONTHS         SIX MONTHS
                                               ENDED JUNE 30       ENDED JUNE 30
                                             -----------------   -----------------
                                               2005      2004      2005      2004
                                             -------   -------   -------   -------
Numerator:
   Net income                                $ 7,506   $ 9,805   $14,938   $20,455
                                             =======   =======   =======   =======
Denominator:
   Weighted average shares outstanding        17,854    17,391    17,847    17,355
Effect of dilutive securities:
   Director and employee stock options           282       379       285       375
   Employee performance shares                    43        11        46        13
                                             -------   -------   -------   -------
Dilutive potential common shares                 325       390       331       388
                                             -------   -------   -------   -------
Denominator for diluted earnings per share
   - adjusted weighted average shares and
   assumed conversions                        18,179    17,781    18,178    17,743
                                             =======   =======   =======   =======

Note G - Segment Disclosures

(In thousands)

                             THREE MONTHS           SIX MONTHS
                            ENDED JUNE 30         ENDED JUNE 30
                         -------------------   -------------------
                           2005       2004       2005       2004
                         --------   --------   --------   --------
Net sales
   Pump and Compressor   $110,950   $102,656   $220,919   $212,174
   Lighting                    --         --         --         --
                         --------   --------   --------   --------
                         $110,950   $102,656   $220,919   $212,174
                         ========   ========   ========   ========
Operating income
   Pump and Compressor   $ 11,325   $ 10,873   $ 23,526   $ 22,516
   Lighting*                   --      7,997         --     15,419
   Corporate               (2,656)    (2,678)    (5,875)    (4,938)
                         --------   --------   --------   --------
                         $  8,669   $ 16,192   $ 17,651   $ 32,997
                         ========   ========   ========   ========

* Three months ended June 30 consists of equity income of $8,033,000 in 2004 from a previous 32% interest in the joint venture, Genlyte Thomas Group LLC
     (GTG), less $36,000 in 2004 related to expense recorded for Thomas stock options issued to GTG employees. Six months ended June 30 consists of equity income of $15,545,000 in 2004 from a 32% interest in GTG, less $126,000 in 2004 related to expense recorded for Thomas Industries stock options issued to GTG employees. The 2005 amount for the three and six month periods is not comparable to 2004 since the Company sold its 32% interest in GTG on July 31, 2004.

NOTE H - GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in net carrying amount of goodwill for the six months ended June 30, 2005 were as follows (in thousands):

                                              SIX MONTHS
                                         ENDED JUNE 30, 2005
                                         -------------------
Balance at beginning of period                $ 68,639
Adjustments to Ruey Chaang acquisition           6,099
Adjustments to Rietschle acquisition              (997)
Translation adjustments and other               (7,577)
                                              --------
Balance at end of period                      $ 66,164
                                              ========

The goodwill included in the balance sheets is related to the Pump and Compressor Segment. There have been no indicators of impairment noted during the six months ended June 30, 2005.

Certain intangible assets have definite lives and are being amortized. Amortizable intangible assets consist of the following (in thousands):

                    JUNE 30, 2005                  DECEMBER 31, 2004
           ------------------------------   ------------------------------
                              ACCUMULATED                     ACCUMULATED
            LIFE     COST    AMORTIZATION    LIFE     COST    AMORTIZATION
           -----   -------   ------------   -----   -------   ------------
Licenses   18-19   $   462      $  220      18-19   $   487      $  218
Patents     5-20     5,595       1,375       5-20     6,320       1,295
Other       1-10     8,625       1,847       1-10     4,267       1,470
                   -------      ------              -------      ------
Total              $14,682      $3,442              $11,074      $2,983
                   =======      ======              =======      ======

The total intangible amortization expense for the six months ended June 30, 2005 and 2004 was $828,000 and $442,000, respectively.

The estimated amortization expense for the next five years beginning January 1, 2005 through December 31, 2009 is as follows (in thousands):

2005   $1,631
2006    1,651
2007    1,624
2008    1,215
2009    1,157

The Company has various trademarks, totaling $12,179,000 at June 30, 2005 and $13,876,000 at December 31, 2004, that are not amortized. Also included in other intangible assets is an intangible asset associated with the minimum pension liability of $692,000 as of June 30, 2005 and December 31, 2004.

NOTE I - LONG-LIVED ASSETS

The Company periodically evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company evaluates events or changes in circumstances based on a number of factors including operating results, business plans and forecasts, general and industry trends and economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. The Company also continually evaluates the estimated useful lives of all long-lived assets and when warranted revise such estimates based on current events. There were no significant impairment charges recorded in the six months ended June 30, 2005 and 2004.

NOTE J - GENLYTE THOMAS GROUP LLC (GTG)

The following table contains certain unaudited financial information related to the joint venture interest in GTG. As discussed in Note C - Sale of 32% Interest in GTG, the Company sold its interest in GTG effective with the close of business on July 31, 2004.

                            GENLYTE THOMAS GROUP LLC
                    CONDENSED UNAUDITED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                           JUNE 30, 2004
                           -------------
GTG balance sheets:
   Current assets             $511,876
   Long-term assets            285,949
   Current liabilities         217,684
   Long-term liabilities        51,802

                                                  THREE MONTHS           SIX MONTHS
                                              ENDED JUNE 30, 2004   ENDED JUNE 30, 2004
                                              -------------------   -------------------
GTG income statements (unaudited):
   Net sales                                       $301,437              $578,799
   Gross Profit                                     107,549               202,665
   Earnings before interest and taxes                27,520                52,739
   Net income                                        25,104                48,578
Amounts recorded by Thomas Industries Inc.:
   Equity income from GTG                          $  8,033              $ 15,545
   Stock option expense                                 (36)                 (126)
                                                   --------              --------
   Equity income reported by Thomas                $  7,997              $ 15,419
                                                   ========              ========

Changes in the Company's investment in GTG for June 30, 2004 are as follows (in thousands):

                                              SIX MONTHS
                                         ENDED JUNE 30, 2004
                                         -------------------
Balance at beginning of period                $214,405
GTG gross equity earnings                       15,545
GTG cash distributions                          (4,350)
GTG currency translation adjustment               (901)
GTG minimum pension adjustment & other              68
                                              --------
Balance at end of period                      $224,767
                                              ========

NOTE K - STOCK-BASED COMPENSATION

Stock options are granted under various stock compensation programs to employees and independent directors. In December 2003, the Company adopted the fair value recognition provisions of accounting for stock-based compensation under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") which required the Company to expense the fair value of employee stock options prospectively for all employee awards granted, modified or settled after January 1, 2003. Awards under the Company's plan vest over a period of five years. For employee stock options granted prior to 2003, the Company continues to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). For purposes of pro forma disclosures, the estimated fair value of the options granted prior to 2003 is amortized to expense over the options' vesting period.

Included in stock option activity, but accounted for in accordance with SFAS No. 123, are options granted to GTG employees, for which the Company has recorded compensation expense. This compensation expense, shown net of tax, is also included in the pro forma information below for only the 2004 period, since the Company sold its 32% joint venture interest in GTG on July 31, 2004.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

                                                                     THREE MONTHS        SIX MONTHS
                                                                    ENDED JUNE 30      ENDED JUNE 30
                                                                   ---------------   -----------------
                                                                    2005     2004      2005      2004
                                                                   ------   ------   -------   -------
Net income (as reported)                                           $7,506   $9,805   $14,938   $20,455
Add: Stock-based compensation expense for GTG employees included
   in reported net income, net of related tax effect                   --       33        --       115
Add: Stock-based employee compensation expense included in
   reported net income, net of related tax effect                      77       --       146        --
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related tax
   effect                                                            (164)    (146)     (321)     (341)
                                                                   ------   ------   -------   -------
Net income (pro forma)                                             $7,419   $9,692   $14,763   $20,229
                                                                   ======   ======   =======   =======
Net income per share (Basic) -  As reported                        $ 0.42   $ 0.56   $  0.84   $  1.18
Pro forma                                                            0.42     0.56      0.83      1.17
Net income per share (Diluted) - As reported                         0.41     0.55      0.82      1.15
Pro forma                                                            0.41     0.55      0.81      1.14

Note L - Product Warranty Costs

The Company generally offers warranties for most of its products for periods from one to five years. The specific terms and conditions of these warranties vary depending on the product sold and country in which the Company does business. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time product revenue is recognized.

Factors that affect the Company's warranty liability include that number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

Changes in the Company's warranty liability for the six months ended June 30, 2005 and 2004 are as follows (in thousands):

                                    SIX MONTHS
                                   ENDED JUNE 30
                                 -----------------
                                   2005     2004
                                 -------   -------
Balance at beginning of period   $ 5,338   $ 5,382
Warranty accruals                  2,021     2,017
Settlements made and other        (2,427)   (1,617)
                                 -------   -------
Balance at end of period         $ 4,932   $ 5,782
                                 =======   =======

NOTE M - CURRENCY RISK MANAGEMENT

All derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to earnings or to shareholders' equity through other comprehensive income in accordance with SFAS No. 133, as amended, "Accounting for Derivatives and Hedging Activity" (SFAS 133).

The Company uses forward currency exchange contracts to manage its exposures to the variability of cash flows primarily related to the purchase of inventory manufactured in Europe but inventoried and sold in non Euro-denominated countries. These contracts are designated as cash flow hedges.

The Company does not use derivative instruments for trading or speculative purposes.

All of the Company's derivative contracts are adjusted to current market values each period and qualify for hedge accounting under SFAS 133. The periodic gains and losses of the contracts designated as cash flows are deferred in other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in operations as an adjustment to the carrying amounts of the underlying transactions in the period in which these transactions are recognized. The carrying values of derivative contracts are included in other current assets.

The Company's policy requires that contracts used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Hedging effectiveness is assessed periodically. Any contract that is either not designated as a hedge, or is so designated but is ineffective, is marked to market and recognized in earnings immediately. If a cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract's fair value would be recognized in earnings immediately. If a forecasted transaction were no longer probable to occur, amounts previously deferred in other comprehensive income would be recognized immediately in earnings.

NOTE N - PENSION AND OTHER POSTRETIREMENT BENEFIT COSTS

The components of net periodic benefit cost consisted of the following (in thousands):

THREE MONTHS ENDED JUNE 30:

                                                                       OTHER
                                                                   POSTRETIREMENT
                                        PENSION BENEFITS              BENEFITS
                                  ------------------------------   --------------
                                  FOREIGN PLANS     U.S. PLANS       U.S. PLANS
                                  -------------   --------------   --------------
                                   2005   2004      2005    2004     2005   2004
                                   ----   ----     -----   -----     ----   ----
Service cost                       $ 66   $ 62     $  44   $  81      $28    $21
Interest cost                       159    141       137     132       29     23
Expected return on plan assets       --     --      (186)   (156)      --     --
Other amortization and deferral      11      4        43      47       14     10
                                   ----   ----     -----   -----      ---    ---
Net periodic benefit cost          $236   $207     $  38   $ 104      $71    $54
                                   ====   ====     =====   =====      ===    ===

SIX MONTHS ENDED JUNE 30:

                                                                       OTHER
                                                                   POSTRETIREMENT
                                        PENSION BENEFITS              BENEFITS
                                  ------------------------------   --------------
                                  FOREIGN PLANS     U.S. PLANS       U.S. PLANS
                                  -------------   --------------   --------------
                                   2005   2004      2005    2004     2005    2004
                                   ----   ----     -----   -----    -----   -----
Service cost                       $132   $124     $ 132   $ 162    $ 56    $ 42
Interest cost                       318    282       274     264      58      46
Expected return on plan assets       --     --      (350)   (312)     --      --
Other amortization and deferral      22      8       100      94      28      20
                                   ----   ----     -----   -----    ----    ----
Net periodic benefit cost          $472   $414     $ 156   $ 208    $142    $108
                                   ====   ====     =====   =====    ====    ====

As of June 30, 2005, no contributions have been made, but the Company anticipates contributions to the plans of $670,000 for 2005.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"), which introduces a Medicare prescription drug benefit, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit, was enacted. On May 19, 2004, the FASB issued Financial Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", ("FSP 106-2") to discuss certain accounting and disclosure issues raised by the Act. FSP 106-2 addresses accounting for the federal subsidy for the sponsors of single employer defined benefit postretirement healthcare plans and disclosure requirements for plans for which the employer has not yet been able to determine actuarial equivalency. Except for certain nonpublic entities, FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. The Company has not yet concluded whether the prescription drug benefits provided under its postretirement plan are actuarially equivalent to the Medicare benefit as necessary to qualify for the subsidy. The reported net periodic benefit costs of the postretirement plan in the table above do not reflect the effects of the Act. Adoption of FSP 106-2 could require revisions to previously reported information. While we may be eligible for benefits under the Act based on the prescription drug benefits provided in our postretirement plan, the Company does not believe such benefits will have a material impact on its consolidated financial statements.

NOTE O - SHORT-TERM INVESTMENTS

Short-term investments are classified as available-for-sale securities and include tax advantaged debt securities with original maturities ranging from four to 38 years. These debt securities are callable at par value (cost) based on seven to 35 days notification to the bondholders. The Company has the option to either sell or put these securities every seven to 35 days and these securities will normally be held for less than one year. The securities are carried on the balance sheet at fair market value, which is equivalent to cost. Current period adjustments to the carrying value of available-for-sale securities would be included in accumulated other comprehensive income within stockholder's equity. Because of the nature of all these investments, cost does not differ from fair market value, so there are no such adjustments to the carrying value.

NOTE P - EXIT COSTS FOR WUPPERTAL, GERMANY FACILITY

In February 2004, the Company announced the closing of its Wuppertal, Germany manufacturing facility in an effort to further consolidate its European manufacturing operations and strengthen its market position by concentrating its product, logistics, and engineering capacity. The exit activities were completed by December 31, 2004, with the exception of some minor severance which could be paid in 2005. The following table describes the 2004 activity and the exit liability as of December 31, 2004 (in thousands):

                       BEGINNING BALANCE                              ENDING BALANCE
                        AT JAN. 1, 2004    ACCRUALS   EXPENDITURES   AT DEC. 31, 2004
                       -----------------   --------   ------------   ----------------
Exit Costs:
Severance                      --           $1,642      $(1,622)            $20
Contract termination           --                8           (8)             --
                              ---           ------      -------             ---
Total exit costs               --           $1,650      $(1,630)            $20
                              ===           ======      =======             ===

In addition to the $1,650,000 exit charge noted above, the Company has recorded $1,186,000 of additional charges in the twelve months ended December 31, 2004 which include costs to coordinate the facility shutdown ($488,000), fixed asset disposal and other charges to write down assets to net realizable value ($455,000) and training and other costs related to the transfer of production from the Wuppertal facility ($243,000). The carrying value of assets held for sale related to the Wuppertal facility is not significant.

Approximately $2.7 million of the costs associated with this exit activity were recorded in selling, general and administrative (SG&A) expenses of the Pump and Compressor Segment for the twelve months ended December 31, 2004, while $0.1 million of expense related to loss on asset disposal was recorded in Other Income (Expense) for the twelve months ended December 31, 2004. The first quarter of 2004 included expenses of $0.8 million, which were recorded in SG&A expenses.

The following table describes the 2005 activity and the exit liability as of June 30, 2005 (in thousands):

                       BEGINNING BALANCE                              ENDING BALANCE
                        AT JAN. 1, 2005    ACCRUALS   EXPENDITURES   AT JUNE 30, 2005
                       -----------------   --------   ------------   ----------------
Exit Costs:
Severance                     $20              --         $(4)              $16
Contract termination           --              --          --                --
                              ---             ---         ---               ---
Total exit costs              $20              --         $(4)              $16
                              ===             ===         ===               ===

No additional exit cost charges or other shutdown related expenses are expected related to the Wuppertal facility.

NOTE Q - SUBSEQUENT EVENT

On July 1, 2005, Gardner Denver, Inc. acquired all of the outstanding share and share equivalents of the Company for an agreed-upon purchase price of $40.00 per share. The total purchase price of approximately $734.2 million was paid in the form of cash and the assumption of $7.6 million of long-term capitalized lease obligations. There are no additional contingent payments or commitments related to this acquisition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Thomas Industries Inc:

We have audited the accompanying consolidated balance sheets of Thomas Industries Inc. (a Delaware corporation) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomas Industries Inc. at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


/s/ Ernst & Young LLP
Louisville, Kentucky
March 10, 2005

                             THOMAS INDUSTRIES INC.
                        CONSOLIDATED STATEMENTS OF INCOME

                                               YEARS ENDED DECEMBER 31
                                          ---------------------------------
                                              2004       2003       2002
                                            --------   --------   --------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales .............................     $410,114   $376,774   $240,602
Cost of products sold .................      262,654    246,832    154,904
                                            --------   --------   --------
Gross profit ..........................      147,460    129,942     85,698
Selling, general and administrative
   expenses ...........................      117,728    101,943     59,989
Equity income from GTG ................       18,608     32,138     28,804
                                            --------   --------   --------
Operating income ......................       48,340     60,137     54,513
Gain on sale of GTG ...................      160,410         --         --
Interest expense ......................        2,691      4,237      3,370
Interest income .......................        2,335        312        456
Other income ..........................         (724)      (533)      (434)
                                            --------   --------   --------
Income before income taxes and minority
   interest ...........................      207,670     55,679     51,165
Income taxes ..........................       93,516     18,340     18,452
                                            --------   --------   --------
Income before minority interest .......      114,154     37,339     32,713
Minority interest, net of tax .........           --         25         21
                                            --------   --------   --------
Net income ............................     $114,154   $ 37,314   $ 32,692
                                            ========   ========   ========
Net income per share
   --Basic ............................     $   6.53   $   2.17   $   2.06
   --Diluted ..........................     $   6.44   $   2.12   $   2.00
Dividends declared per share ..........     $   0.38   $   0.37   $   0.34

                             See accompanying notes.

                             THOMAS INDUSTRIES INC.
                           CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                       -------------------
                                                         2004       2003
                                                       --------   --------
                                                          (IN THOUSANDS)
ASSETS
Current assets:
   Cash and cash equivalents .......................   $133,472   $ 23,933
   Short-term investments ..........................    133,627         --
   Accounts receivable, net ........................     58,305     52,819
   Inventories .....................................     75,207     65,895
   Deferred income taxes ...........................      5,101      6,688
   Other current assets ............................      7,514      6,287
                                                       --------   --------
Total current assets ...............................    413,226    155,622
Property, plant and equipment, net .................    114,868    108,350
Investment in GTG ..................................         --    214,405
Goodwill ...........................................     68,639     70,164
Other intangible assets, net .......................     22,659     21,788
Other assets .......................................      2,544      2,805
                                                       --------   --------
Total assets .......................................   $621,936   $573,134
                                                       ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable ...................................   $     --   $  3,088
   Accounts payable ................................     17,999     14,312
   Accrued expenses and other current liabilities ..     34,204     30,519
   Dividends payable ...............................      1,689      1,642
   Income taxes payable ............................      1,758        595
   Current portion of long-term debt ...............      1,797      9,885
                                                       --------   --------
Total current liabilities ..........................     57,447     60,041
Deferred income taxes ..............................      8,978      6,177
Long-term debt, less current portion ...............      7,751    102,673
Long-term pension liability ........................     12,170     11,279
Other long-term liabilities ........................      8,657      9,609
                                                       --------   --------
Total liabilities ..................................     95,003    189,779
Shareholders' equity:
   Preferred stock, $1 par value, shares authorized:
      3,000,000, none issued .......................         --         --
   Common stock, $1 par value, shares authorized:
      60,000,000, shares issued: 2004-18,648,723;
      2003-18,108,664 ..............................     18,649     18,109
   Capital surplus .................................    149,586    137,041
   Deferred compensation ...........................      1,558      1,211
   Treasury stock held for deferred compensation ...     (1,558)    (1,211)
   Retained earnings ...............................    323,799    216,296
   Accumulated other comprehensive income ..........     46,958     23,968
   Less cost of 822,339 treasury shares ............    (12,059)   (12,059)
                                                       --------   --------
Total shareholders' equity .........................    526,933    383,355
                                                       --------   --------
Total liabilities and shareholders' equity .........   $621,936   $573,134
                                                       ========   ========

                             See accompanying notes.

                             THOMAS INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      YEARS ENDED DECEMBER 31
                                                                  ------------------------------
                                                                    2004       2003       2002
                                                                  --------   --------   --------
                                                                          (IN THOUSANDS)
Common stock:
   Beginning of year ..........................................   $ 18,109   $ 17,948   $ 17,856
   Stock options exercised ....................................        528        147         89
   Shares issued to deferred share trust ......................         11         14          3
   Other ......................................................          1         --         --
                                                                  --------   --------   --------
End of year ...................................................     18,649     18,109     17,948
                                                                  --------   --------   --------
Capital surplus:
   Beginning of year ..........................................    137,041    133,964    114,342
   Treasury shares issued in connection with acquisition ......         --         --     18,356
   Stock options exercised ....................................      8,384      1,703        657
   Tax benefit from options exercised and other ...............      3,818      1,039        517
   Shares issued to deferred share trust ......................        343        335         92
                                                                  --------   --------   --------
End of year ...................................................    149,586    137,041    133,964
                                                                  --------   --------   --------
Deferred compensation:
   Beginning of year ..........................................      1,211        846        739
   Deferred compensation ......................................        347        365        107
                                                                  --------   --------   --------
End of year ...................................................      1,558      1,211        846
                                                                  --------   --------   --------
Treasury stock held for deferred compensation:
   Beginning of year ..........................................     (1,211)      (846)      (739)
   Increase in treasury stock held for deferred compensation ..       (347)      (365)      (107)
                                                                  --------   --------   --------
End of year ...................................................     (1,558)    (1,211)      (846)
                                                                  --------   --------   --------
Retained earnings:
   Beginning of year ..........................................    216,296    185,351    158,161
   Net income .................................................    114,154     37,314     32,692
   Cash dividends declared ....................................     (6,651)    (6,369)    (5,502)
                                                                  --------   --------   --------
End of year ...................................................    323,799    216,296    185,351
                                                                  --------   --------   --------
Accumulated other comprehensive income (loss):
   Beginning of year ..........................................     23,968    (10,837)   (14,189)
   Other comprehensive income (loss)(1) .......................     22,990     34,805      3,352
                                                                  --------   --------   --------
End of year ...................................................     46,958     23,968    (10,837)
                                                                  --------   --------   --------
Treasury stock:
   Beginning of year ..........................................    (12,059)   (12,059)   (38,457)
   Treasury shares issued in connection with acquisition ......         --         --     26,398
                                                                  --------   --------   --------
End of year ...................................................    (12,059)   (12,059)   (12,059)
                                                                  --------   --------   --------
Total shareholders' equity ....................................   $526,933   $383,355   $314,367
                                                                  ========   ========   ========

(1)  A reconciliation of net income to total comprehensive income follows.

                                                   YEARS ENDED DECEMBER 31
                                                ----------------------------
                                                  2004       2003      2002
                                                --------   -------   -------
                                                       (IN THOUSANDS)
Net income ..................................   $114,154   $37,314   $32,692
Other comprehensive income (loss):
   Minimum pension liability (increase) .....      7,942      (225)   (6,783)
      Related tax expense ...................     (3,012)      196     2,476
   Derivative adjustment ....................        454       178        --
      Related tax expense (benefit) .........       (173)      (67)       --
   Foreign currency translation .............     17,779    34,723     7,659
                                                --------   -------   -------
Total change in other comprehensive income ..     22,990    34,805     3,352
                                                --------   -------   -------
Total comprehensive income ..................   $137,144   $72,119   $36,044
                                                ========   =======   =======

Accumulated other comprehensive income (loss) was comprised of foreign currency translation gains (losses) of $47,922,000, $30,143,000 and ($4,580,000), and minimum pension liabilities, net of tax, of ($1,356,000), ($6,286,000) and ($6,257,000), at December 31, 2004, 2003, and 2002, respectively. The change in the minimum pension liabilities was primarily due to the GTG sale transaction. Additionally, accumulated other comprehensive income (loss) included gains of $392,000 and $111,000, net of tax, from derivative adjustments, at December 31, 2004 and 2003.

                             See accompanying notes.

                             THOMAS INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                YEARS ENDED DECEMBER 31
                                                                            -------------------------------
                                                                               2004       2003       2002
                                                                            ---------   --------   --------
                                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income ..............................................................   $ 114,154   $ 37,314   $ 32,692
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Depreciation and intangible amortization .............................      16,340     15,207     10,468
   Deferred income taxes ................................................       1,376      1,326        621
   Equity income from GTG ...............................................     (18,608)   (32,138)   (28,804)
   Gain on sale of GTG ..................................................    (160,410)        --         --
   Distributions from GTG ...............................................       4,350     13,299     13,785
   Other items ..........................................................         966        462      1,291
   Changes in operating assets and liabilities net of effect of acquisitions:
      Accounts receivable ...............................................      (3,312)     2,927     (2,344)
      Inventories .......................................................      (4,905)    (3,970)       555
      Accounts payable ..................................................       2,827     (2,512)    (1,379)
      Income taxes payable ..............................................       4,086        758     (1,663)
      Accrued expenses and other current liabilities ....................      (2,007)     6,598      1,523
      Other .............................................................      (6,768)    (6,918)       828
                                                                            ---------   --------   --------
Net cash (used in) provided by operating activities .....................     (51,911)    32,353     27,573

INVESTING ACTIVITIES
Purchases of property, plant and equipment ..............................     (16,403)   (20,108)    (8,358)
Proceeds from sale of property, plant and equipment .....................         268        327        828
Proceeds from sale of GTG ...............................................     400,902         --         --
Purchases of short-term investments .....................................    (431,322)        --         --
Proceeds from sale of short-term investments ............................     297,695         --         --
Adjustments (payments) for purchase of companies, net of cash acquired ..       6,154     (3,418)   (84,898)
                                                                            ---------   --------   --------
Net cash provided by (used in) investing activities .....................     257,294    (23,199)   (92,428)

FINANCING ACTIVITIES
Proceeds from (payments on) short-term debt, net ........................      (2,904)     1,334       (642)
Payments on long-term debt ..............................................    (122,356)   (19,672)   (22,173)
Proceeds from long-term debt ............................................      18,638     16,247     80,000
Dividends paid ..........................................................      (6,604)    (6,182)    (5,342)
Proceeds from stock options exercised ...................................       8,912      1,850        745
                                                                            ---------   --------   --------
Net cash (used in) provided by financing activities .....................    (104,314)    (6,423)    52,588
Effect of exchange rate changes on cash .................................       8,470      2,323      1,646
                                                                            ---------   --------   --------
Net increase (decrease) in cash and cash equivalents ....................     109,539      5,054    (10,621)
Cash and cash equivalents at beginning of year ..........................      23,933     18,879     29,500
                                                                            ---------   --------   --------
Cash and cash equivalents at end of year ................................   $ 133,472   $ 23,933   $ 18,879
                                                                            =========   ========   ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Non-cash items:
      Issuance of treasury shares in connection with acquisition ........   $      --   $     --   $ 44,754
      Capital lease arrangements ........................................   $      --   $     --   $  1,292

                             See accompanying notes.

                             THOMAS INDUSTRIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

1. DESCRIPTION OF BUSINESS

     Thomas Industries Inc. and subsidiaries (the Company or Thomas) and affiliates operates in the Pump and Compressor Segment which designs, manufactures and sells pumps and compressors for use in global original equipment manufacturing (OEM) applications as well as construction equipment, systems and laboratory equipment. The Company also provides aftermarket service and spare parts to support OEM and end-user customers around the world. Manufacturing facilities and sales and distribution operations are located in North America and Europe, with additional sales and distribution operations located in Asia, Australia and South America. A new manufacturing facility in Asia will begin operations in 2005. Through July 31, 2004, the Company also operated in the Lighting Segment through its 32% interest in Genlyte Thomas Group LLC (GTG). GTG, which was formed August 30, 1998, designs, manufactures, markets and sells lighting products principally in North America for commercial, industrial and residential applications.

2. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Effective August 30, 1998, the Company and The Genlyte Group Incorporated (Genlyte) formed GTG, combining Thomas' and Genlyte's lighting businesses. Effective with the close of business on July 31, 2004, the Company sold its interest in GTG. Genlyte had a 68% interest in GTG, and Thomas held a 32% interest, which was accounted for using the equity method of accounting.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company. Affiliates not required to be consolidated are accounted for using the equity method, under which the Company's share of earnings of these affiliates is included in income as earned. Intercompany accounts and transactions are eliminated.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of liquid investments with initial maturities of three months or less.

SHORT-TERM INVESTMENTS

     Short-term investments are classified as available-for-sale securities and include tax advantaged debt securities with original maturities ranging from four to 38 years. These debt securities are callable at par value (cost) based on seven to 35 days notification to the bondholders. The Company has the option to either sell or put these securities every seven to 35 days and these securities will normally be held for less than one year. The securities are carried on the balance sheet at fair market value, which is equivalent to cost. Current period adjustments to the carrying value of available-for-sale securities would be included in accumulated other comprehensive income within shareholders' equity. Because of the nature of all these investments, cost does not differ from fair market value, so there are no such adjustments to the carrying value.

FINANCIAL INSTRUMENTS

     Financial instruments consist principally of cash and cash equivalents, short-term investments, trade receivables and payables. The carrying amounts for these instruments approximate fair value due to their short maturities. The Company also uses forward currency exchange contracts which are recorded at fair value on the balance sheet. See further discussion of these forward currency exchange contracts under "Currency Risk Management" included in footnote 2.

CONCENTRATION OF CREDIT RISK

     Assets that potentially subject the Company to concentration of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents consist of liquid investments in investment grade, short-term instruments which limits the amount of credit exposure. Investment policies have been implemented which limit short-term investments to investment grade securities with multiple financial institutions which limits credit exposure. The Company sells products and services to customers in diversified industries and geographic regions and provides credit to most of these customers. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral. No single customer accounts for more than 10% of annual sales. Based on the Company's wide variety of customers and markets, concentration of credit risk in accounts receivable is not considered significant.

INVENTORIES

     Inventories are valued at the lower of cost or market. Inventories valued using the last-in, first-out (LIFO) method represented approximately 21% and 23% of consolidated inventories at December 31, 2004 and 2003, respectively. Inventories not on LIFO are valued using the first-in, first-out (FIFO) method. Inventories at December 31 consist of the following:

                          2004      2003
                        -------   -------
                         (IN THOUSANDS)
Finished goods ......   $36,331   $29,004
Raw materials .......    31,674    28,250
Work in process .....     7,202     8,641
                        -------   -------
Total inventories ...   $75,207   $65,895
                        =======   =======

     On a current cost basis, inventories would have been $4,957,000 and $4,639,000 higher than reported at December 31, 2004 and 2003, respectively.

PROPERTY, PLANT AND EQUIPMENT

     The cost of property, plant and equipment is depreciated principally by the straight-line method over their estimated useful lives ranging from 3 to 31.5 years. Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Major renewals and improvements are capitalized. Property, plant and equipment at December 31 consisted of the following:

                                                   2004        2003
                                                ---------   ---------
                                                     (IN THOUSANDS)
Land ........................................   $  10,299   $   8,171
Buildings ...................................      52,348      48,143
Leasehold improvements ......................       6,985       6,291
Machinery and equipment .....................     133,361     122,518
                                                ---------   ---------
                                                  202,993     185,123
Accumulated depreciation and amortization ...     (88,125)    (76,773)
                                                ---------   ---------
Total property, plant and equipment, net ....   $ 114,868   $ 108,350
                                                =========   =========

     Depreciation expense relating to property, plant and equipment, which includes capital lease items, was approximately $15,410,000, $14,361,000 and $9,772,000 during 2004, 2003 and 2002, respectively.

     Capital leases for land, building, machinery and equipment, autos and software included above were $14,418,000 and $13,337,000 at December 31, 2004 and 2003, respectively. Accumulated depreciation on capital leases was $3,355,000 and $2,039,000 at December 31, 2004 and 2003, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Beginning in 2002 with the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," goodwill and indefinite lived intangible assets are no longer amortized, but instead are tested for impairment by applying a fair-value based test at least annually, and more frequently if circumstances indicate a possible impairment.

     The statement requires a two-step process for impairment testing. The first step, used to identify potential impairment only, compares the fair value of the reporting unit, which is a level below the reportable segments disclosed in Note 13 - "Industry Segment Information", with its net carrying amount on the financial statements. Fair value of the reporting unit is estimated based on the present value of estimated future cash flows of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired; thus the second step of the process is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. If the carrying value of goodwill on the financial statements exceeds the implied fair value of goodwill, the difference must be recognized as an impairment loss. Implied fair value of goodwill shall be determined in the same manner as the amount of goodwill recognized in a business combination is determined.

     If the carrying amount of an intangible asset with an indefinite life exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Separate intangible assets that are not deemed to have an indefinite life continue to be amortized over their useful lives.

     The Company tested the goodwill of all its reporting units for impairment during the fourth quarter of 2004. This assessment did not indicate any impairment.

     The changes in net carrying amounts of goodwill for the years ended December 31, 2004 and 2003 were as follows (in thousands):

                                             2004       2003
                                           --------   -------
Balance at beginning of year ...........   $ 70,164   $55,669
Adjustments to Rietschle acquisition ...     (6,154)    5,593
Minority interest acquisitions .........         --     1,778
Aldax acquisition ......................        (86)    2,175
Translation adjustments and other ......      4,715     4,949
                                           --------   -------
Balance at end of year .................   $ 68,639   $70,164
                                           ========   =======

     The goodwill included in the balance sheets is related to the Pump and Compressor Segment.

     Certain intangible assets have definite lives and are being amortized. Amortizable intangible assets at December 31 consist of the following (in thousands):

                            2004                             2003
               ------------------------------   ------------------------------
                                  ACCUMULATED                      ACCUMULATED
                LIFE     COST    AMORTIZATION    LIFE     COST    AMORTIZATION
               -----   -------   ------------   -----   -------   ------------
Licenses ...   18-19   $   487      $  218      18-19   $   503      $  207
Patents ....    5-20     6,320       1,295       5-20     5,917         771
Other ......    1-10     4,267       1,470       1-10     3,619         890
                       -------      ------              -------      ------
Total ......           $11,074      $2,983              $10,039      $1,868
                       =======      ======              =======      ======

     The total intangible amortization expense for the years ended December 31, 2004, 2003 and 2002 was $930,000, $846,000 and $696,000, respectively.

The estimated amortization expense for the next five years consists of the following (in thousands):

2005 ...   $1,002
2006 ...    1,002
2007 ...      991
2008 ...      938
2009 ...      829

     The Company has various trademarks totaling $13,876,000 and $12,831,000 at December 31, 2004 and 2003, respectively, that are not amortized. Also included in other intangible assets is an intangible asset associated with the minimum pension liability of $692,000 and $786,000 as of December 31, 2004 and 2003, respectively.

LONG-LIVED ASSETS

     The Company periodically evaluates the recoverability of the carrying amount of long-lived assets (including property, plant and equipment, and intangible assets with determinable lives) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We evaluate events or changes in circumstances based on a number of factors including operating results, business plans and forecasts, general and industry trends and economic projections and anticipated cash flows. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in earnings. We also continually evaluate the estimated useful lives of all long-lived assets and when warranted revise such estimates based on current events. There were no significant impairment charges recorded in 2004 and 2003, but during the fourth quarter of 2002, the Company recorded a $594,000 change in the Pump and Compressor Segment's cost of sales to write-down certain assets to market value.

EXIT COSTS FOR WUPPERTAL, GERMANY FACILITY

     In February 2004, the Company announced the closing of its Wuppertal, Germany manufacturing facility in an effort to further consolidate its European manufacturing operations and strengthen its market position by concentrating its product, logistics, and engineering capacity. The exit activities were completed by December 31, 2004, with the exception of some minor severance which could be paid in 2005. The following table describes the 2004 activity and the exit liability as of December 31, 2004 (in thousands):

                           BEGINNING BALANCE                              ENDING BALANCE
                            AT JAN. 1, 2004    ACCRUALS   EXPENDITURES   AT DEC. 31, 2004
                           -----------------   --------   ------------   ----------------
Exit Costs:
Severance ..............           --           $ 1,642     $(1,622)            $20
Contract termination ...           --                 8          (8)             --
                                  ---           -------     -------             ---
Total exit costs .......           --           $ 1,650     $(1,630)            $20
                                  ===           =======     =======             ===

     In addition to the $1,650,000 exit charge noted above, the Company has recorded $1,186,000 of additional charges in the twelve months ended December 31, 2004 which include costs to coordinate the facility shutdown ($488,000), fixed asset disposal and other charges to write down assets to net realizable value ($455,000) and training and other costs related to the transfer of production from the Wuppertal facility ($243,000). The carrying value of assets held for sale related to the Wuppertal facility is not significant.

     Approximately $2.7 million of the costs associated with this exit activity were recorded in selling, general and administrative expenses of the Pump and Compressor Segment, while $0.1 million of expense related to loss on asset disposal was recorded in Other Income.

     No additional exit cost charges or other shutdown related expenses are expected related to the Wuppertal facility.

FOREIGN CURRENCY TRANSLATION

     The local currency is the functional currency for the Company's foreign subsidiaries. Operating results are translated into U.S. dollars using monthly average exchange rates, while balance sheet accounts are translated using year-end exchange rates. The resulting translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders' equity.

COLLECTIVE BARGAINING AGREEMENTS

     As of December 31, 2004, the Company had approximately 14.3% of its workforce represented by labor unions. Union contracts have varying expiration dates beginning with June 30, 2005 and ending with March 7, 2008. Management does not expect the expiration and renegotiation of these agreements to have a significant impact on 2004 or 2005 results of operations.

REVENUE RECOGNITION

     Revenue from product sales is recognized upon title transfer, which occurs upon shipment, based on customary terms of sale, which are FOB shipping point. The Company does have exceptions to this general policy which are described as follows:

     1) Revenues from service and repair activities have been equal to or below 6% of total sales in 2004, 2003 and 2002. Most of these service and repair revenues do not involve a shipment of product, but instead, relate to the performance of a service or repair. Billings for these activities are not made until the service activity has occurred. There are other instances where the Company offers customers an annual service contract, which is invoiced in twelve monthly billings.

     2) There are instances where the Company has consignment inventory arrangements and in these instances, revenue is not recorded upon shipment to the original customer. Revenue is only recorded when the original customer ships the inventory to their customer or uses it for other purposes. These consignment inventory arrangements are insignificant in amount in all periods presented.

     3) There are instances where the terms of sale are FOB destination. The Company records accounting entries at the end of reporting periods, to make sure these revenues are deferred to the subsequent period. These instances are insignificant in amount in all periods presented.

     Credit is extended based on local business customs and practices, and collateral is not required. The Company estimates and records provisions for warranties in the period the related products are sold. The warranty liabilities are established based upon management's assessment of the various product warranty periods, historical data and trends of warranty claims paid, and any current information regarding specific warranty issues. While the Company engages in extensive product quality programs and processes, should actual product failure rates differ from estimates, revisions to the estimated warranty liability would be required.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs, which include costs of product improvements and design, are expensed as incurred ($22,131,000 in 2004, $19,736,000 in 2003, and $11,789,000 in 2002).

SHIPPING AND HANDLING COSTS

     All shipping and handling amounts billed to a customer in a sale transaction are classified as revenue. In addition to shipping and handling costs included in cost of products sold, the Company also has shipping and handling costs included in selling, general and administrative expenses totaling $5,817,000, $4,765,000 and $1,736,000 for 2004, 2003 and 2002, respectively.

PRODUCT WARRANTY COSTS

     The Company generally offers warranties for most of its products for periods from one to five years. The specific terms and conditions of these warranties vary depending on the product sold and country in which the Company does business. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.

     Changes in the Company's warranty liability for December 31 are as follows (in thousands):

                                                              2004      2003
                                                            -------   -------
Balance at beginning of year ............................   $ 5,382   $ 2,674
Warranties issued during the year .......................     2,908     4,045
Settlements made during the year ........................    (3,357)   (2,856)
Warranty liability assumed in acquisition of business ...        --       956
Foreign currency translation adjustment .................       405       563
                                                            -------   -------
Balance at end of year ..................................   $ 5,338   $ 5,382
                                                            =======   =======

ADVERTISING COSTS

     Advertising costs consist of expenses related to promoting the Company's products, including trade shows, web development, advertising and collateral material, and are charged to expense when incurred. Advertising expense was $3,234,000, $3,306,000, and $2,142,000 in 2004, 2003 and 2002, respectively.

STOCK BASED COMPENSATION

     Stock options are granted under various stock compensation programs to employees and independent directors (see Note 9, "Shareholders' Equity"). In December 2003, the Company adopted the fair value recognition provisions of accounting for stock-based compensation under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) which requires the Company to expense the fair value of employee stock options prospectively for all employee awards granted, modified, or settled after January 1, 2003. Awards under the Company's plan vest over a period of five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123. For employee stock options granted prior to 2003, the Company continues to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). For purposes of pro forma disclosures, the estimated fair value of the options granted prior to 2003 is amortized to expense over the options' vesting period.

     Included in stock option activity, but accounted for in accordance with SFAS No. 123, are options granted to GTG employees, for which the Company has recorded compensation expense. This compensation expense, shown net of tax, is also included in the pro forma information on the following table.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

                                                     2004       2003      2002
                                                   --------   -------   -------
                                                    (IN THOUSANDS, EXCEPT SHARE
                                                               DATA)
Net income (as reported) .......................   $114,154   $37,314   $32,692
Add: Stock-based compensation expense for GTG
   employees included in reported net income,
   net of related tax effects ..................        603       249       190
Add: Stock-based employee compensation expense
   included in reported net income, net of
   related tax effects .........................         11       101        --
Deduct: Total stock-based employee compensation
   determined under fair value based method
   for all awards, net of related tax effects ..     (1,059)     (931)     (966)
                                                   --------   -------   -------
Net income (pro forma) .........................   $113,709   $36,733   $31,916
                                                   ========   =======   =======
Net income per share (Basic)--As reported ......   $   6.53   $  2.17   $  2.06
   Pro forma ...................................       6.50      2.14      2.01
Net income per share (Diluted)--As reported ....       6.44      2.12      2.00
   Pro forma ...................................       6.41      2.09      1.95

NEW ACCOUNTING PRONOUNCEMENTS

     In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (FASB 151), Inventory Costs. The Company is required to adopt the provisions of FASB 151, on a prospective basis, as of January 1, 2006. FASB 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. FASB 151 requires that those items
- if abnormal - be recognized as expenses in the period incurred. In addition, FASB 151 requires the allocation of fixed production overheads to the costs of conversions based upon the normal capacity of the production facilities. The Company has not yet determined what effect FASB 151 will have on its earnings and financial position.

     In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (FASB 123R), Share-Based Payment. FASB 123R will require the Company to expense share-based payments, including employee stock options, based on their fair value. The Company is required to adopt the provisions of FASB 123R effective as of the beginning of its third quarter in 2005, however, earlier adoption in 2005 is allowed. FASB 123R provides alternative methods of adoption which include prospective application and a modified retroactive application. The Company adopted the fair-value method of accounting for share-based payments effective January 1, 2003 using the prospective method described in FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Currently, the Company uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123R on July 1, 2005. Because Statement 123R must be applied not only to new awards, but to previously granted awards that are not fully vested on the effective date, and because the Company adopted Statement 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for some previously granted awards that were not recognized under Statement 123 will be recognized under Statement 123R. However, had we adopted Statement 123R in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share noted above. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when those employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $2,805,000, $464,000, and $221,000 in 2004, 2003 and 2002,
respectively. The 2004 amount was significantly higher than 2003 and 2002 due primarily to the increased options exercised by GTG employees. The vesting of options to GTG employees was accelerated and the options became 100% vested as of December 31, 2004. As part of the GTG sale agreement, the GTG employees had until December 31, 2004 to exercise or forfeit their options.

     In December 2004, the FASB issued FASB Staff Position (FSP) 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" and FSP 109-2, "Accounting for Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004." FSP 109-1 provides a tax deduction on qualified production activities, while FSP 109-2 introduces a special one-time dividends-received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has adopted both of these staff positions in 2004 (See Note 7).

CURRENCY RISK MANAGEMENT

     All derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to earnings or to shareholders' equity through other comprehensive income in accordance with SFAS No. 133, as amended, "Accounting for Derivatives and Hedging Activity" (SFAS 133).

     The Company uses forward currency exchange contracts to manage its exposures to the variability of cash flows primarily related to the purchase of inventory manufactured in Europe but inventoried and sold in non
Euro-denominated countries. These contracts are designated as cash flow hedges.

     The Company does not use derivative instruments for trading or speculative purposes.

     All of the Company's derivative contracts are adjusted to current market values each period and qualify for hedge accounting under SFAS 133. The periodic gains and losses of the contracts designated as cash flow hedges are deferred in other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in operations as an adjustment to the carrying amounts of the underlying transactions in the period in which these transactions are recognized. The carrying values of derivative contracts are included in other current assets.

     The Company's policy requires that contracts used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Hedging effectiveness is assessed periodically. Any contract that is either not designated as a hedge, or is so designated but is ineffective, is marked to market and recognized in earnings immediately. If a cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract's fair value would be recognized in earnings immediately. If a forecasted transaction were no longer probable to occur, amounts previously deferred in other comprehensive income would be recognized immediately in earnings. Additional disclosure related to the Company's hedging contracts is provided in Note 14.

OTHER

     Accounts receivable at December 31, 2004 and 2003 was net of an allowance for doubtful accounts of $2,303,000 and $2,270,000, respectively.

RECLASSIFICATIONS

     The gain on sale of GTG included in the 2004 Consolidated Statement of Income has been reclassified from operating income to nonoperating income. Certain prior year amounts have been reclassified to conform to the current year presentation.

3. ACQUISITIONS

     On November 20, 2003, the Company purchased the remaining 25% minority interests in the Company's New Zealand subsidiary for $244,000. All of the purchase price was allocated to goodwill. The Company now owns 100% of the New Zealand subsidiary.

     On July 31, 2003, the Company purchased all of the outstanding equity interests of Aldax AB, of Stockholm, Sweden for $2.6 million, of which $1.7 million was paid in cash at the acquisition date, while $944,000 was recorded as a long-term liability to be paid on July 31, 2005 in accordance with the purchase agreement. Approximately $2.0 million of the purchase price was allocated to goodwill.

     On April 11, 2003, the Company purchased the remaining 20% minority interests in the Company's Italian subsidiary for $1.5 million. All of the purchase price was allocated to goodwill. The Company now owns 100% of the Italian subsidiary.

     On August 29, 2002, the Company purchased substantially all the assets and liabilities of Werner Rietschle Holding GmbH ("Rietschle"), a privately held company based in Schopfheim, Germany. Rietschle is a world leader in vacuum and pressure technology, which includes dry-running and oil-lubricated pumps, blowers, compressors, and pressure/vacuum pumps utilizing rotary vane, screw, roots and claw technologies. With the Rietschle product line, the Company wants to pursue further opportunities through growth in markets such as printing, packaging, woodworking and many other applications that fit Rietschle technologies. The purchase price consisted of $83.3 million in cash and 1,800,000 treasury shares of the Company's common stock, for which fair value was calculated by using a six-day average stock price, determined three days before and after the acquisition date. The Company negotiated a $120.0 million revolving credit facility with a group of banks to finance the cash portion of the purchase price. Rietschle's operating results are included in the Company's results since the date of acquisition.

     On June 3, 2004, the Company received approximately $6.2 million in cash, which represents an adjustment to the Company's purchase price of Rietschle. The purchase agreement specified the negotiation process to be followed for various items in dispute, so that an adjustment to the purchase price could occur at a subsequent time. In June 2004, negotiations on certain disputed items were completed and this adjustment reduced goodwill by $6.2 million. Other adjustments could occur in the future related to representations and warranties per the purchase agreement.

     In estimating the fair values of the assets acquired and liabilities assumed in the Rietschle transaction, management considered a number of factors, including collectibility of accounts receivable, net realizable value and replacement cost of inventory, and the values of liabilities. In addition, an independent appraiser was used to assist in determining the value of property, plant and equipment and other intangible assets; however, management is ultimately responsible for the values recorded.

     Supplemental pro forma information below is presented as though the business combination had been completed as of the beginning of the period being reported on. The pro forma financial information does not necessarily reflect the results of operations that would have occurred if the Company and Rietschle constituted a single entity during such period.

                                          YEAR ENDED
                                       DECEMBER 31, 2002
                                ------------------------------
                                (IN THOUSANDS EXCEPT PER SHARE
                                      AMOUNTS, UNAUDITED)
Net sales....................              $333,371
Net income...................                35,581
Earnings per share-diluted...              $   2.03

     The adjusted aggregate purchase price for Rietschle consists of (in thousands):

Initial cash paid by the Company             $ 83,288
Fair value of Thomas common stock              44,754
Transaction costs                               5,931
Purchase price adjustment received in cash     (6,154)
                                             --------
Total adjusted aggregate purchase price      $127,819
                                             ========

     The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash                            $  3,487
Accounts receivable               24,913
Inventories                       30,477
Other current assets               7,105
Property, plant and equipment     44,404
Other intangibles                 16,849
Other assets                       2,999
Current liabilities              (29,221)
Long-term debt                   (17,116)
Other long-term liabilities       (6,569)
                                --------
                                  77,328
Goodwill                          50,491
                                --------
Aggregate purchase price        $127,819
                                ========

     The goodwill associated with the Rietschle acquisition is all allocated to the Pump and Compressor Segment.

4. SALE OF INTEREST IN GTG

     Effective with the close of business on July 31, 2004, the Company sold its 32% joint venture interest in the Genlyte Thomas Group LLC (GTG), which the Company accounted for using the equity method of accounting, to The Genlyte Group Incorporated (Nasdaq: GLYT) for approximately $400.9 million in cash. Approximately $102.7 million of the proceeds were used to pay down long-term debt on August 2, 2004. Approximately $80.5 million of the proceeds were used to pay a portion of the income taxes (due on the gain) and transaction costs during the third and fourth quarters.

     The Company's adjusted book basis in GTG as of July 31, 2004 was as follows (in millions):

Investment in GTG at July 31, 2004                  $230.5
Thomas' adjustment for accelerated option expense
   treated as a transaction cost                      (0.2)
Other comprehensive loss items:
Minimum pension liability                              5.5
Foreign currency translation                           0.5
                                                    ------
Adjusted GTG book basis at July 31, 2004            $236.3
                                                    ======

     The gain on the sale of GTG, which the Company recorded in 2004, was calculated as follows (in millions except per share amount):

Total sale price                       $ 400.9
Transaction costs                         (4.2)
                                       -------
Net proceeds                             396.7
Adjusted book basis at July 31, 2004    (236.3)
                                       -------
Pre-tax book gain                        160.4
   Income taxes                          (76.3)
                                       -------
   Net after-tax gain                  $  84.1
                                       =======
Earnings per share - diluted           $  4.74
                                       =======

     This gain calculation is an estimate subject to final determination of taxes of the transaction when tax returns are filed in 2005. The effective income tax rate recorded on the gain of 47.6% is primarily due to the basis differences for financial reporting and tax purposes in the partnership interest in GTG.

5. NET INCOME PER SHARE

     The computation of the numerator and denominator in computing basic and diluted net income per share follows:

                                                             YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                            2004       2003      2002
                                                          --------   -------   -------
                                                                 (IN THOUSANDS)
Numerator:
   Net income .........................................   $114,154   $37,314   $32,692
                                                          ========   =======   =======
Denominator:
   Weighted average shares outstanding ................     17,483    17,200    15,879
Effect of dilutive securities:
   Director and employee stock options ................        237       331       459
   Employee performance shares ........................         13        39        37
                                                          --------   -------   -------
Dilutive potential common shares ......................        250       370       496
                                                          --------   -------   -------
Denominator for diluted earnings per share--adjusted
   weighted average shares and assumed conversions ....     17,733    17,570    16,375
                                                          ========   =======   =======

     The deferred compensation obligation discussed in Note 9, "Shareholders' Equity," is funded with shares of the Company's common stock, which are included in the calculation of basic and diluted earnings per share.

6. EQUITY INVESTMENT

     Through July 31, 2004, Genlyte Thomas Group LLC (GTG) was an affiliated company accounted for on the equity method. As described in Notes 1 and 2, Thomas and Genlyte formed GTG in August 1998.

     Summarized financial information reported by the affiliate and a summary of the amounts recorded in Thomas' consolidated financial statements follow. GTG is organized as a limited liability corporation (LLC) that has elected to be taxed as a partnership for U.S. income tax purposes. Therefore, Thomas and Genlyte are responsible for income taxes applicable to their share of GTG's taxable income. The net income reflected below for GTG does not include any provision for U.S. income taxes, which will be incurred by Thomas and Genlyte; however, amounts have been provided for foreign income taxes and certain U.S. franchise taxes.

                                                         AS OF
                                                -----------------------
                                                JULY 31,   DECEMBER 31,
                                                  2004         2003
                                                --------   ------------
                                                     (IN THOUSANDS)
GTG BALANCE SHEETS
Cash and short-term investments .............   $116,284     $130,442
Accounts receivable .........................    200,367      160,111
Inventories .................................    151,498      143,898
Other current assets ........................      9,543        9,821
                                                --------     --------
Total current assets ........................    477,692      444,272
Property, plant and equipment ...............    112,270      111,624
Goodwill ....................................    156,623      150,532
Other intangible assets .....................     11,360       21,315
Other assets ................................      5,236        5,028
                                                --------     --------
Total assets ................................   $763,181     $732,771
                                                ========     ========
Current maturities of long-term debt ........   $    250     $    284
Accounts payable ............................     98,321       98,035
Payable to Genlyte Inc. .....................        279       16,534
Accrued expenses and other ..................     73,564       70,956
                                                --------     --------
Total current liabilities ...................    172,414      185,809
Long-term debt, less current portion ........     11,072       11,190
Accrued pension .............................     21,739       27,567
Other liabilities ...........................     11,776       12,246
Shareholders' equity ........................    546,180      495,959
                                                --------     --------
Total liabilities and shareholders' equity ..   $763,181     $732,771
                                                ========     ========

                                              SEVEN MONTHS
                                                 ENDED           YEAR ENDED
                                             JULY 31, 2004   DECEMBER 31, 2003
                                             -------------   -----------------
                                                       (In thousands)
GTG INCOME STATEMENTS
Net sales ................................    $672,358         $1,033,899
Cost of products sold ....................     431,939            671,322
                                              --------         ----------
Gross profit .............................     240,419            362,577
SG&A expense .............................     176,143            260,381
Gain on settlement of patent litigation ..          --             (8,000)
Amortization .............................         541              1,079
                                              --------         ----------
Operating profit .........................      63,735            109,117
Interest expense, net ....................          56                238
Minority interest ........................         (66)               185
                                              --------         ----------
Income before taxes ......................      63,745            108,694
Income taxes(1) ..........................       5,145              7,416
                                              --------         ----------
Net income ...............................    $ 58,600         $  101,278
                                              ========         ==========
Amounts recorded by Thomas:
   Investment ............................          --         $  214,405
   Equity income .........................    $ 18,608(2)          32,138(3)
   Distributions received ................       4,350             13,299

     Changes in the Company's investment in GTG for the years ended December 31, 2004 and 2003 were as follows (in thousands):

                                               2004       2003
                                            ---------   --------
Balance at the beginning of period ......   $ 214,405   $188,810
GTG gross equity earnings ...............      18,752     32,409
GTG cash distributions ..................      (4,350)   (13,299)
GTG currency translation adjustment .....      (1,082)     6,457
GTG minimum pension adjustment & other ..       2,751         28
                                            ---------   --------
Balance before sale transaction (4) .....     230,476    214,405
To record sale of GTG ...................    (230,476)        --
                                            ---------   --------
Balance at end of period ................   $      --   $214,405
                                            =========   ========

(1) GTG is organized as a limited liability corporation (LLC) that has elected to be taxed as a partnership for U.S. income tax purposes. GTG is subject to foreign income taxes and certain U.S. franchise taxes.

(2) Consists of $18,752 of equity income from GTG for the period January 1 through July 31, less $144 of expense for Thomas Industries stock options issued to GTG employees.

(3) Consists of $32,409 of equity income from GTG less $271 of expense for Thomas Industries stock options issued to GTG employees.

(4) See computation of Company's adjusted book basis in GTG as of July 31, 2004, included in "Note 4 - Sale of Interest in GTG" in the Notes to Consolidated Financial Statements.

     The Company in the normal course of business has transactions with GTG. These transactions consist primarily of reimbursement for other shared corporate expenses.

     Payables due to GTG as of December 31, 2004 and 2003 were $1,075,000 and $175,000, respectively.

     For the years ended December 31, 2004, 2003 and 2002, the Company recorded $4,000, $4,000, and $230,000, respectively, related to the reimbursement of shared corporate expenses. For the seven months ended July 31, 2004, the Company recorded $2,000 related to these items.

7. INCOME TAXES

     A summary of the provision for income taxes follows:

                                        YEAR ENDED DECEMBER 31,
                                      ---------------------------
                                        2004      2003      2002
                                      -------   -------   -------
                                             (IN THOUSANDS)
Current:
   Federal ........................   $71,756   $12,205   $10,988
   State ..........................    15,981     1,883     1,681
   Foreign ........................     4,403     2,926     5,162
                                      -------   -------   -------
                                       92,140    17,014    17,831
Deferred:
   Federal and state  (benefit) ...    (2,687)      236     1,780
   Foreign  (benefit) .............     4,063     1,090    (1,159)
                                      -------   -------   -------
                                        1,376     1,326       621
                                      -------   -------   -------
Total provision for income taxes ..   $93,516   $18,340   $18,452
                                      =======   =======   =======

The U.S. and foreign components of income before income taxes follow:

                                    YEAR ENDED DECEMBER 31,
                                 ----------------------------
                                   2004       2003      2002
                                 --------   -------   -------
                                        (IN THOUSANDS)
United States ................   $188,070   $42,160   $42,709
Foreign ......................     19,600    13,519     8,456
                                 --------   -------   -------
Income before income taxes ...   $207,670   $55,679   $51,165
                                 ========   =======   =======

     A reconciliation of the normal statutory federal income tax rate to the Company's effective income tax rate follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                         2004   2003   2002
                                                                         ----   ----   ----
U.S. statutory rate ................................................     35.0%  35.0%  35.0%
State income taxes, net of federal tax benefits ....................      4.9    2.2    2.4
Gain on sale of investment in GTG joint venture ....................      5.2     --     --
Effect of foreign tax rates ........................................      0.1   (1.3)   0.5
GTG foreign equity earnings recorded net of tax ....................     (0.5)  (2.9)  (2.9)
Change in valuation allowance ......................................     (0.1)    --    1.6
Other ..............................................................      0.4   (0.1)  (0.5)
                                                                         ----   ----   ----
Effective income tax rate ..........................................     45.0%  32.9%  36.1%
                                                                         ====   ====   ====

     Deferred income taxes are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which gave rise to significant deferred tax assets and liabilities follow:

                                                    AS OF DECEMBER 31,
                                                    ------------------
                                                       2004      2003
                                                     -------   -------
                                                       (IN THOUSANDS)
Deferred tax assets:
   Employee benefit obligations .................    $ 2,266   $ 4,885
   Net operating loss carryforwards .............      3,238       819
   Allowance for doubtful accounts receivable ...        318       269
   Inventory reserves ...........................        703       617
   Compensation accruals ........................      1,448     1,367
   Miscellaneous foreign ........................      5,399     4,479
   Accrued liabilities and other ................      1,633     1,565
                                                     -------   -------
                                                      15,005    14,001
Less valuation allowance ........................     (2,814)   (1,320)
                                                     -------   -------
Net deferred tax asset ..........................     12,191    12,681
Deferred tax liabilities:
   Accelerated depreciation .....................      4,851     4,689
   Investment in GTG ............................         --     2,530
   German goodwill ..............................      4,222        --
   Miscellaneous foreign ........................      5,185     3,513
   Other ........................................      1,810     1,438
                                                     -------   -------
                                                      16,068    12,170
                                                     -------   -------
Net deferred tax (liability)/asset ..............    $(3,877)  $   511
                                                     =======   =======
Classification:
   Net current assets ...........................    $ 5,101   $ 6,688
   Net long-term liabilities ....................      8,978     6,177
                                                     -------   -------
Net deferred tax (liability)/asset ..............    $(3,877)  $   511
                                                     =======   =======

     Deferred tax assets and liabilities are classified according to the related asset and liability classification on the consolidated balance sheets.

     Management believes it is more likely than not the Company will realize the benefits of its deferred tax assets, net of the valuation allowance of $2,814,000. $1,224,000 of this valuation allowance is provided for income tax loss carryforward benefits for certain foreign jurisdictions (NOL's). The foreign tax NOL's (in the amount of $12,417,000) can be carried forward from five to seven years and some portion indefinitely. Management believes that, based on a number of factors, the available evidence creates sufficient uncertainty regarding the realizability of a portion of these NOL's. The remaining valuation allowance of $1,590,000 is provided for various foreign deferred tax assets. Management believes that, based on a number of factors, the available evidence creates sufficient uncertainty regarding the realizability of these foreign assets.

     Deferred income taxes have not been provided on $58,000,000 of foreign undistributed earnings as of December 31, 2004. It is management's intent that such undistributed earnings be permanently reinvested in the foreign countries. It is not practicable to determine the amount of unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration.

     On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. In return, the Act also provides for a two-year phase out of the existing Extra-Territorial Income (ETI) exclusion for foreign sales that was viewed to be inconsistent with international trade protocols by the European Union. The Company expects the net effect of the phase-out of the ETI and the phase-in of this new deduction will not result in a significant change to the effective tax rate for fiscal year 2005 and future years based on current earning levels.

     Another provision of the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends-received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, the Company is not yet in a position to decide on whether, and to what extent, it might repatriate foreign earnings that have not been remitted to the U.S.

     The Company made federal, state and foreign income tax payments of $88,847,000 in 2004, $17,084,000 in 2003 and $21,035,000 in 2002.

8. LONG-TERM DEBT AND CAPITAL LEASES

     Long-term debt at December 31 consisted of the following:

                                2004      2003
                               ------   --------
                                 (IN THOUSANDS)
Revolving credit notes .....   $   --   $ 85,000
Senior notes ...............       --     15,430
Capital leases .............    9,548     10,878
Industrial revenue bonds ...       --      1,250
                               ------   --------
                                9,548    112,558
Less: current maturities ...    1,797      9,885
                               ------   --------
Total long-term debt .......   $7,751   $102,673
                               ======   ========

     The revolving credit notes were paid down in full on August 2, 2004, with proceeds from the sale of GTG.

     The senior notes had a 9.36% fixed interest rate and were paid down in full on August 2, 2004, with the proceeds from the sale of GTG.

     The capital leases have terms ranging from 2.5 to 18.5 years, and are payable primarily in monthly installments with interest at rates ranging from 4.8% to 11.3%.

     The Industrial Revenue Bonds had a variable interest rate and were paid down in July 2004.

     The fair value of the Company's long-term debt, including the current portion, at December 31, 2003 was $113,790,000.

Maturities of capital lease obligations are as follows (in thousands):

2005 ............   $1,797
2006 ............      234
2007 ............      261
2008 ............      259
2009 ............      247
Thereafter ......    6,750
                    ------
                    $9,548
                    ======

     The Company has no loan agreements which include restrictions on working capital, operating leases, tangible net worth and the payment of cash dividends and stock distributions.

     Cash paid for interest was $3,458,000 in 2004, $4,739,000 in 2003, and
$3,447,000 in 2002.

9. SHAREHOLDERS' EQUITY

STOCK REPURCHASE PROGRAM

     Thomas' Board of Directors in 1999 authorized the purchase of up to 2,373,000 shares of Thomas common stock in the open market. Through December 31, 2004, Thomas had repurchased 879,189 shares at a cost of $17,334,000. No purchases were made during 2004 and 2003.

STOCK INCENTIVE PLANS

     At the April 20, 1995 Annual Meeting, the Company's shareholders approved the Company's 1995 Incentive Stock Plan. An aggregate of 900,000 shares of common stock, plus all shares remaining under the Company's 1987 Incentive Stock Plan, were reserved for issuance under this Plan. At the April 15, 1999 Annual Meeting, the Company's shareholders approved a 750,000 share increase in the number of shares reserved for issuance under the 1995 Incentive Stock Plan. At the April 22, 2004 Annual Meeting, the Company's shareholders approved the Company's Amended and Restated 1995 Incentive Stock Plan which increased the number of shares of common stock reserved for issuance by 550,000 shares and added non-employee directors as participants under the Plan. Under this Plan, options may be granted to employees and non-employee directors at not less than market value at date of grant. All options granted have ten-year terms, and vest and become fully exercisable at the end of five years of continued employment. Under the terms of the Company's sale agreement with Genlyte, all stock options granted to GTG employees became fully vested as of July 31, 2004 and expired as of December 31, 2004.

     At the April 21, 1994 Annual Meeting, the Company's shareholders approved the Non-Employee Director Stock Option Plan. This Plan expired on April 21, 2004, except with respect to outstanding options which may be exercised through 2013. Under this Plan, each continuing non-employee director in office on the date of each annual meeting was awarded options to purchase 3,000 shares of common stock at not less than market value at date of grant. All options granted have 10-year terms, and vest and become fully exercisable as of the date granted. At December 31, 2004, there were seven non-employee directors in office, and 225,000 options had been awarded under this Plan. A total of 131,017 shares reserved for this Plan, but not needed to satisfy awards outstanding under the Non-employee Director Stock Option Plan, were made available under the Company's Amended and Restated 1995 Incentive Stock Plan.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure" (SFAS 148), as an amendment to SFAS 123, "Accounting for Stock-Based Compensation." Prior to the year ended December 31, 2003, the Company followed SFAS 123 but elected to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB 25, "Accounting for Stock Issued to Employees" and related interpretations.

     Effective December 2003, the Company elected to adopt the fair value method of accounting for stock-based compensation under SFAS 123 which requires the Company to expense the fair value of employee stock options granted, modified or settled after January 1, 2003. The three transition methods provided by SFAS 148 are the prospective method, the modified prospective method and the retroactive restatement method. The Company has elected to apply the prospective method whereby recognition provisions of SFAS 123 apply to all employee awards granted, modified or settled after January 1, 2003. The Company has recorded expense related to the stock options of $17,000 and $163,000 in 2004 and 2003, respectively.

     For awards granted prior to 2003, the Company continues to follow SFAS No. 123 and uses the intrinsic value based method of accounting prescribed by APB
25. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for options granted to employees and non-employee directors.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 1994 under the fair value method of SFAS 123 (see Note 2, "Accounting Policies--Stock Based Compensation"). The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                               2004    2003    2002
                              -----   -----   -----
Risk-free interest rate ...    3.93%   3.14%    3.0%
Expected life, in years ...     6.5     6.5     6.5
Expected volatility .......   0.293   0.340   0.321
Expected dividend yield ...     1.0%    1.4%    1.4%

     A summary of stock option activity for all plans follows:

                                         2004                   2003                   2002
                                 --------------------   --------------------   --------------------
                                             WEIGHTED               WEIGHTED               WEIGHTED
                                              AVERAGE                AVERAGE                PRICE
                                  OPTIONS      PRICE     OPTIONS      PRICE     OPTIONS     AVERAGE
                                 ---------   --------   ---------   --------   ---------   --------
Beginning of year ............   1,526,271    $18.08    1,616,359    $19.34    1,527,414    $17.86
Granted ......................      77,915     38.99       88,000     24.91      212,800     26.31
Exercised ....................    (599,446)    19.04     (166,438)    14.60     (105,957)    11.71
Forfeited or expired .........     (10,800)    22.12      (11,650)    21.59      (17,898)    21.16
                                 ---------    ------    ---------    ------    ---------    ------
End of year ..................     993,940    $22.27    1,526,271    $20.16    1,616,359    $19.34
                                 =========    ======    =========    ======    =========    ======
Exercisable at end of year ...     739,480    $19.69    1,024,882    $18.08      985,028    $16.22

     The weighted average fair value of options granted was $7.47 in 2004, $6.61 in 2003 and $6.67 in 2002. Options outstanding at December 31, 2004 had option prices ranging from $10.67 to $38.99 and expire at various dates between April 20, 2005 and December 6, 2014 (with a weighted-average remaining contractual life of 5.2 years). There are 808,891 shares reserved for future grant.

     Included in the summary of stock option activity above, are options granted to GTG employees, which in accordance with SFAS 123, the Company has recorded compensation expense based on using a Black-Scholes option pricing model. This expense was $144,000 for the seven months ended July 31, 2004, $271,000 and $201,000 for the twelve months ended December 31, 2003 and 2002, respectively, and is netted with the Company's equity income from GTG (see Note 6, "Equity Investment"). Under the terms of the Company's sale agreement with Genlyte, all outstanding stock options previously granted to GTG employees became fully vested as of July 31, 2004 and expired as of December 31, 2004. The Company recognized $759,000 of expense in 2004 related to these options. This amount was recorded against the gain on the sale of GTG.

The following table summarizes the status of stock options outstanding as of December 31, 2004:

                              STOCK OPTIONS OUTSTANDING     STOCK OPTIONS EXERCISABLE
                           ------------------------------   -------------------------
                                      WEIGHTED   WEIGHTED                 WEIGHTED
                                      AVERAGE     AVERAGE                  AVERAGE
                                     REMAINING   EXERCISE                 EXERCISE
Range of Exercise Prices    SHARES      LIFE       PRICE         SHARES     PRICE
------------------------   -------   ---------   --------       -------   --------
$10.67 to $14.58           179,063      1.5       $14.20        179,063    $14.20
$16.44 to $25.00           469,249      4.5        20.10        440,141     20.02
$25.87 to $38.99           345,628      8.1        29.40        120,276     26.64
                           -------      ---       ------        -------    ------
                           993,940      5.2       $22.27        739,480    $19.69
                           =======      ===       ======        =======    ======

          The Company also issued cash only stock appreciation rights (SAR's) in 2004 and 2003. All SAR's granted have ten year terms. SAR's granted to employees vest and become fully exercisable at the end of four years of continued employment. Under the terms of the Company's sale agreement with Genlyte, SAR's granted to GTG employees became fully vested as of July 31, 2004 and expired as of December 31, 2004. SAR's granted to non-employee directors vest and become fully exercisable as of the date granted. The Company has recorded expense of $244,000 and $1,000 in 2004 and 2003, respectively, related to SAR's for Thomas employees and non-employee directors. For SAR's previously granted to GTG employees in 2004, the Company recognized $177,000 of expense, which was recorded against the gain on the sale of GTG.

A summary of SAR's activity follows:

                                       2004                 2003
                                ------------------   -----------------
                                          WEIGHTED            WEIGHTED
                                           AVERAGE             AVERAGE
                                 SAR'S      PRICE     SAR'S     PRICE
                                -------   --------   ------   --------
Beginning of year............    99,230    $34.35        --        --
Granted......................    88,000     32.89    99,230    $34.35
Exercised....................   (61,020)    32.28        --        --
Forfeited or expired.........    (7,480)    32.79        --        --
                                -------    ------    ------    ------
End of year..................   118,730    $34.43    99,230    $34.35
                                =======    ======    ======    ======
Exercisable at end of year...    21,000    $34.82        --        --

          In addition to the options and SAR's listed above, 20,000 performance share awards were granted in both December 2004 and December 2003, and 14,000 performance share awards were granted in December 2002. Performance share awards may be earned based on the total shareholder return of the Company during the three-year periods commencing January 1 following the grant date. A total of 11,526 shares were earned in 2004 from performance share awards granted in December 2001, 10,550 shares were earned in 2003 from awards granted in December 2000, and 11,639 shares were earned in 2002 from awards granted in December 1999. The Company has recorded compensation expense related to performance shares of $199,000, $482,000 and $323,000 for 2004, 2003 and 2002, respectively.

     DEFERRED SHARE TRUST

          Employees who earn performance share awards as discussed above may elect to defer receipt of such shares until termination of employment. Non-Employee Directors are permitted to receive part or all of their director fees in the form of common stock of the Company and to defer receipt of such shares until retirement or other termination of service. In April 2000, the Company established a deferred share trust (the "Trust") to maintain the shares deferred for these obligations. The Trust qualifies as a rabbi trust for income tax purposes as the assets of the Trust are subject to the claims of general creditors of the Company. Dividends payable on the shares held by the Trust are reinvested in additional shares of common stock of the Company on behalf of the participants. Since there is no provision for diversification of the Trust's assets and settlement can only be made with a fixed number of shares of the Company's common stock, the deferred compensation obligation is classified as a component of shareholders' equity and the common stock held by the Trust is classified as treasury stock. Subsequent changes in the fair value of the common stock are not reflected in earnings or shareholders' equity of the Company.

     SHAREHOLDER RIGHTS PLAN

          On December 10, 1997, the Board of Directors of the Company adopted a shareholder rights plan (the Rights Plan) pursuant to which preferred stock purchase rights (the Rights) were declared and distributed to the holders of the Company's common stock. These Rights are due to expire on January 5, 2008. The Rights Plan generally provides that the Rights separate from the common stock and become exercisable if a person or group of persons working together acquires at least 20% of the common stock (a 20% Acquisition) or announces a tender offer which would result in ownership by that person or group of at least 20% of the common stock (a 20% Tender Offer). Upon a 20% Acquisition, the holders of Rights may purchase the common stock at half-price. If, following the separation of the Rights from the common stock, the Company is acquired in a merger or sale of assets, holders of Rights may purchase the acquiring company's stock at half-price.

          Notwithstanding the foregoing discussion, under the Rights Plan, the Board of Directors has flexibility in certain events. In order to provide maximum flexibility, the Board of Directors may delay the date upon which the Rights become exercisable in the event of a 20% Tender Offer. In addition, the Board of Directors has the option to exchange one share of common stock for each outstanding Right at any time after a 20% Acquisition, but before the acquirer has purchased 50% of the outstanding common stock. The Rights may also be redeemed at two cents per Right at any time prior to a 20% Acquisition or a 20% Tender Offer.

10. EMPLOYEE BENEFIT PLANS

          The Company has noncontributory defined benefit pension plans and contributory defined contribution plans covering its hourly union employees in the U.S. The defined benefit plans in the U.S. primarily provide flat benefits of stated amounts for each year of service. The Company's policy is to fund pension costs deductible for income tax purposes for these plans.

          The Company also has noncontributory defined benefit pension plans covering certain employees of its foreign locations. These plans provide benefits to employees based on rate of pay and years of service. The foreign defined benefit plans are not funded.

          The Company also sponsors defined contribution pension plans covering substantially all U.S. employees whose compensation is not determined by collective bargaining. Annual contributions are determined by the Board of Directors.


                                                     PENSION BENEFITS
                                          -------------------------------------    OTHER POSTRETIREMENT
                                             FOREIGN PLANS        U.S. PLANS      BENEFITS (U.S. PLANS)
                                          ------------------   ----------------   ---------------------
                                            2004       2003      2004     2003        2004      2003
                                          --------   -------   -------   ------      ------   -------
                                                      (IN THOUSANDS)                  (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligations at beginning of
   year ...............................   $10,550    $ 8,056   $ 8,749   $7,967      $1,523   $1,307
Foreign exchange impact ...............       859      1,667        --       --          --       --
Service cost ..........................       255        288       325      285          96       67
Interest cost .........................       643        592       526      513         106       85
Plan amendments .......................        --        355        --      163         (44)      --
Benefits paid .........................      (373)      (314)     (351)    (764)        (40)     (39)
Actuarial (gain) loss .................      (120)       (94)       (8)     585         329      103
                                          -------    -------   -------   ------      ------   ------
Benefit obligations at end of year ....   $11,814    $10,550   $ 9,241   $8,749      $1,970   $1,523
                                          =======    =======   =======   ======      ======   ======
CHANGE IN PLAN ASSETS
Value of plan assets at beginning of
   year ...............................   $    --    $    --   $ 8,189   $7,226      $   --   $   --
Actual return on plan assets ..........        --         --       592    1,157          --       --
Employer contributions ................       373        314       670      570          40       39
Benefits paid .........................      (373)      (314)     (351)    (764)        (40)     (39)
                                          -------    -------   -------   ------      ------   ------
Value of plan assets at end of year ...   $    --    $    --   $ 9,100   $8,189      $   --   $   --
                                          =======    =======   =======   ======      ======   ======

                                                     PENSION BENEFITS
                                          -------------------------------------    OTHER POSTRETIREMENT
                                             FOREIGN PLANS         U.S. PLANS      BENEFITS (U.S. PLANS)
                                          -------------------   ---------------   ----------------------
                                            2004       2003      2004     2003        2004      2003
                                          --------   --------   ------   ------     -------   --------
                                                      (IN THOUSANDS)                  (IN THOUSANDS)
FUNDED STATUS OF THE PLANS
Assets less projected obligations .....   $(11,814)  $(10,550)  $ (141)  $ (560)    $(1,970)  $(1,523)
Unrecognized actuarial loss ...........        297        404    1,790    1,861         947       560
Unrecognized transition obligations ...         --         --        2        4         110       168
Unrecognized prior service cost .......         --         --      690      782          --        --
                                          --------   --------   ------   ------     -------   -------
Net asset (liability) recognized at
   end of year ........................   $(11,517)  $(10,146)  $2,341   $2,087     $  (913)  $  (795)
                                          ========   ========   ======   ======     =======   =======

                                                        PENSION BENEFITS
                                             -------------------------------------   OTHER POSTRETIREMENT
                                                FOREIGN PLANS         U.S. PLANS     BENEFITS (U.S. PLANS)
                                             -------------------   ---------------   ---------------------
                                               2004       2003      2004     2003         2004    2003
                                             --------   --------   ------   ------       -----   -----
                                                         (IN THOUSANDS)                 (IN THOUSANDS)
BALANCE SHEET ASSETS (LIABILITIES)
Prepaid benefit costs ....................   $     --   $     --   $  114   $  107       $  --   $ --
Accrued benefit liabilities ..............    (12,012)   (10,707)    (158)    (572)       (913)   (795)
Intangible assets ........................         --         --      692      786          --      --

Accumulated other comprehensive income ...        495        561    1,693    1,766          --      --
                                             --------   --------   ------   ------       -----   -----
Net asset (liability) recognized at end
   of year ...............................   $(11,517)  $(10,146)  $2,341   $2,087       $(913)  $(795)
                                             ========   ========   ======   ======       =====   =====
Increase in minimum liability included
   in other comprehensive income .........   $    (67)  $    387   $  (73)  $ (262)      $  --   $  --
                                             ========   ========   ======   ======       =====   =====

          The Company uses a December 31 measurement date for all U.S. and foreign plans.

          The accumulated benefit obligation for all defined benefit pension plans was $20,685,000 and $18,942,000 at December 31, 2004 and 2003,
respectively.

                                                       PENSION BENEFITS
                                             -----------------------------------
                                               FOREIGN PLANS        U.S. PLANS
                                             -----------------   ---------------
                                               2004      2003     2004     2003
                                             -------   -------   ------   ------
                                                        (IN THOUSANDS)
INFORMATION FOR PENSION PLANS WITH AN
   ACCUMULATED BENEFIT OBLIGATION IN
   EXCESS OF PLAN ASSETS:
Projected benefit obligation..............   $11,814   $10,550   $8,786   $8,315
Accumulated benefit obligation............    11,444    10,194    8,786    8,315
Fair value of plan assets.................        --        --    8,628    7,743

                                                            PENSION BENEFITS
                                                    --------------------------------    OTHER POSTRETIREMENT
                                                       FOREIGN PLANS      U.S. PLANS   BENEFITS (U.S. PLANS)
                                                    ------------------   -----------   ---------------------
                                                    2004       2003      2004   2003        2004    2003
                                                    ----   -----------   ----   ----       -----   -----
Discount rate used to determine benefit
   obligations at December 31 ...................   6.00%         6.00%  6.00%  6.25%       6.00%   6.25%
Weighted-average assumptions used to determine
   net periodic benefit cost for years ended
   December 31:
   Discount rate ................................   6.00%   6.00%-7.00%  6.25%  6.75%       6.25%   6.75%
   Expected return on plan assets ...............     --            --   8.00%  8.00%         --      --
   Initial health care cost trend rate ..........     --            --     --     --       11.00%  12.00%
   Ultimate health care cost trend rate .........     --            --     --     --        5.50%   5.50%
   Year ultimate rate is achieved ...............                                           2013    2012

     To develop the expected long-term rate of return on assets assumption, the Company considered historical returns and future expectations. Over the 10-year period ending December 31, 2003, the compound annual returns on the portfolio have averaged 10.34%. Considering this information and the potential for lower future returns due to a generally lower interest rate environment, the Company selected an 8.00% long-term rate of return on asset assumptions.

     The effect of a one-percentage-point change in assumed health care cost trend rates consisted of the following:

                                                                                       ONE-PERCENTAGE   ONE-PERCENTAGE
                                                                                       POINT INCREASE   POINT DECREASE
                                                                                       --------------   --------------
                                                                                                (IN THOUSANDS)
Increase (decrease) in total postretirement service and interest cost components ...        $ 30            $ (25)
Increase (decrease) to postretirement benefit obligation ...........................        $254            $(217)

     The following table details the components of pension and other postretirement benefit costs.

                                                   PENSION BENEFITS
                                      ------------------------------------------   OTHER POSTRETIREMENT
                                         FOREIGN PLANS           U.S. PLANS        BENEFITS (U.S. PLANS)
                                      ------------------   ---------------------   ---------------------
                                      2004   2003   2002    2004    2003    2002     2004   2003   2002
                                      ----   ----   ----   -----   -----   -----     ----   ----   ----
                                                  (IN THOUSANDS)                       (IN THOUSANDS)
Service cost ......................   $255   $288   $137   $ 325   $ 285   $ 289     $ 96   $ 67   $ 52
Interest cost .....................    643    593    243     526     513     490      106     86     75
Expected return on plan assets ....     --     --     --    (623)   (542)   (610)      --     --     --
Other amortization and deferral ...     --     --     --     188     204      91       54     31     24
                                      ----   ----   ----   -----   -----   -----     ----   ----   ----
                                      $898   $881   $380   $ 416   $ 460   $ 260     $256   $184   $151
                                      ====   ====   ====   =====   =====   =====     ====   ====   ====

The Company's pension plan weighted-average asset allocations at December 31, 2004, and 2003, by asset category are as follows:

                             % OF PLAN ASSETS
                              AT DECEMBER 31
                             ----------------
ASSET CATEGORY                  2004   2003
--------------                  ----   ----
Equity securities ........       65%    57%
Debt securities ..........       34%    34%
Short-term investments ...        1%     9%
                                ---    ---
                                100%   100%
                                ===    ===

     Equity securities include 14,430 shares of Company common stock with a market value of $576,000 (6 percent of total plan assets) at December 31, 2004 and $500,000 (6 percent of total plan assets) at December 31, 2003.

     Short-term investments include contributions to plans of $570,000 in December 2003 that had not yet been invested by the investment manager.

     The Company's investment objective for plan assets includes exceeding the return generated by an unmanaged index composed of the S&P 500 Stock Index and the Lehman Brothers Government/Corporate Bond Index in proportion to the target portfolio, while achieving a rate of return greater than the actuarially assumed interest rate. The targeted asset mix was 60 percent equities and 40 percent fixed income as of December 31, 2004 and 55 percent equities and 45 percent fixed income as of December 31, 2003. The targeted allocation provides reasonable assurance that the investment objectives can be achieved based on historical performance.

     The Company expects to contribute $670,000 to its pension plans and $100,000 to its postretirement benefit plans in 2005.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

                 PENSION BENEFITS
            --------------------------    OTHER POSTRETIREMENT
            FOREIGN PLANS   U.S. PLANS   BENEFITS (U.S. PLANS)
            -------------   ----------   ---------------------
                   (IN THOUSANDS)           (IN THOUSANDS)
2005            $  373        $  486              $100
2006               386           479                99
2007               394           535               102
2008               443           468               117
2009               493           464               103
2010-2014       $3,804        $2,822              $808

     Thomas sponsors various defined contribution plans to assist eligible employees in providing for retirement or other future needs. Company contributions to these plans amounted to $2,920,000 in 2004, $2,591,000 in 2003 and $1,364,000 in 2002.

     On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"), which introduces a Medicare prescription drug benefit, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit, was enacted. On May 19, 2004, the FASB issued Financial Staff Position No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", ("FSP 106-2") to discuss certain accounting and disclosure issues raised by the Act. FSP 106-2 addresses accounting for the federal subsidy for the sponsors of single employer defined benefit postretirement health care plans and disclosure requirements for plans for which the employer has not yet been able to determine actuarial equivalency. Except for certain nonpublic entities, FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004 (the quarter ending September 30, 2004 for the Company). The Company has not yet concluded whether the prescription drug benefits provided under its postretirement plan are actuarially equivalent to the

Medicare benefit as necessary to qualify for the subsidy. The reported net periodic benefit costs of the Company's postretirement plan in the accompanying Financial Statements and included in Note 10 to the Financial Statements do not reflect the effects of the Act. Adoption of FSP 106-2 could require revisions to previously reported information. While the Company may be eligible for benefits under the Act based on the prescription drug benefits provided in its postretirement plan, it does not believe such benefits will have a material impact on our Financial Statements.

11. LEASES, COMMITMENTS AND CONTINGENCIES

     Rental expense for building, machinery and equipment was $7,374,000 in 2004, $6,810,000 in 2003, and $3,875,000 in 2002. Future minimum rentals under non-cancelable operating leases are as follows: 2005--$5,630,000;
2006--$4,481,000; 2007--$3,818,000; 2008--$3,416,000; 2009--$2,429,000; and
thereafter--$1,647,000.

     The Company had letters of credit outstanding in the amount of $3,080,000 at December 31, 2004.

     On August 13, 2002, a petition was filed in the District Court of Jefferson County, Texas, adding Thomas Industries Inc. as a third party defendant in a lawsuit captioned Hydro Action, Inc. v. Jesse James, individually and d/b/a James Backhoe Service of Dietrich, Illinois, Inc. and Original Septic Solutions, Inc. (the "Third Party Plaintiffs") (the "Original Lawsuit"). The Original Lawsuit alleged that the Company violated the Texas Deceptive Trade Practices Act and breached warranties of merchantability and fitness for a particular purpose with respect to pumps sold by the Company and used in septic tanks manufactured or sold by the plaintiffs. The Original Lawsuit was stayed as a result of the bankruptcy filing by Hydro Action, Inc. On October 8, 2003, a lawsuit was filed against the Company, Gig Drewery, Yasunaga Corporation and Aqua-Partners, Ltd. in the District Court of Jefferson County, Texas, making the same allegations set forth in the Original Lawsuit and requesting class-action certification. No class has been certified. The Third Party Plaintiffs are plaintiffs in this action. This complaint has been amended to include approximately 28 plaintiffs. The complaint currently seeks $3 million per plaintiff and punitive and exemplary damages. The total sales by the Company related to these products were approximately $900,000. On September 29, 2004, the case was remanded to state court in Jefferson County and the stay is no longer in place. Although this litigation is in the preliminary stages, the Company believes it has meritorious defenses to the claims and intends to vigorously defend this matter. Litigation is subject to many uncertainties and the Company cannot guarantee the outcome of these proceedings. However, based upon information currently available, the Company does not believe that the outcome of this proceeding will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

     In the normal course of business, the Company is a party to other legal proceedings and claims. When costs can be reasonably estimated, appropriate liabilities for such matters are recorded. While management currently believes the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or liquidity of the Company, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to the Company.

     The Company, like other similar manufacturers, is subject to environmental rules and regulations regarding the use, disposal and cleanup of substances regulated under environmental protection laws. It is the Company's policy to comply with these rules and regulations, and the Company believes that its practices and procedures are designed to meet this compliance.

     The Company is subject to various federal, state and local environmental laws and regulations that require remediation efforts at several locations including both current and former operating facilities. One of the most significant sites is a former manufacturing facility located in Beaver Dam, Kentucky. Since 1992, the Company has been working under an Agreed Order with the Kentucky Natural Resources and Environmental Protection Cabinet to remediate this site. The Company has completed all closure activities and has received approval for implementation of a post-closure plan.

     In 2004, a letter was received from the Wisconsin Department of Natural Resources (WDNR) indicating that the Company was solely responsible for remediation of a former manufacturing facility located in Fort Atkinson, Wisconsin, which was sold by the Company in 1985. In response to WDNR's demand, the Company engaged a consultant to perform an initial hydrogeologic site investigation. This initial site investigation found elevated levels of volatile organic compounds including tetrachlorothene and its daughter products. The site investigation will be expanded to determine the extent of the contamination and to develop a remediation work plan. The Company provided a reserve of $900,000 in the third quarter and an additional $200,000 in the fourth quarter of 2004 for anticipated future costs associated with remediation of this site.

     The Company's policy is to provide for environmental reserves on a discounted basis, when appropriate. Environmental reserves are subject to numerous inherent uncertainties that affect the ability to estimate future costs of required remediation efforts. Such uncertainties involve the nature and extent of contamination, the extent of required cleanup efforts under existing environmental regulations, widely varying costs of alternate cleanup methods, changes in environmental regulations, the potential effect of continuing improvements in remediation technology and the financial strength of other potentially responsible parties at multiparty sites. Reserves are reviewed for adequacy on a quarterly basis and adjusted, if necessary, as environmental assessment and remediation efforts proceed.

     Changes in the Company's environmental reserve at December 31, 2004 and 2003 is as follows (in thousands):

                                 FOR THE TWELVE MONTHS ENDED
                                         DECEMBER 31,
                                 ---------------------------
                                        2004     2003
                                       ------   ------
Balance at beginning of period         $1,321   $1,350
Environmental accruals                  1,100      315
Expenditures                             (239)    (344)
                                       ------   ------
Balance at end of period               $2,182   $1,321
                                       ======   ======

          Related to the $2,182,000 reserve at December 31, 2004, approximately $1,276,000 of this amount was determined on a discounted basis using a 4.9% discount rate. The $1,276,000 discounted amount is $1,977,000 on an undiscounted basis. No recoveries are expected or assumed. Expected payments of the $1,977,000 are as follows:

2005         $  163,000
2006            154,000
2007            162,000
2008            137,000
2009             78,000
Thereafter   $1,283,000
             ----------
   Total     $1,977,000
             ==========

12.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

          A summary of accrued expenses and other current liabilities follows:

                                                            2004      2003
                                                          -------   -------
                                                            (IN THOUSANDS)
Accrued wages, taxes and withholdings .................   $14,314   $10,875
Accrued insurance .....................................     1,680     1,878
Accrued interest ......................................         3       769
Accrued warranty expense ..............................     5,338     5,382
Other current liabilities .............................    12,869    11,615
                                                          -------   -------
Total accrued expenses and other current liabilities ..   $34,204   $30,519
                                                          =======   =======

13.  INDUSTRY SEGMENT INFORMATION

          Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the chief decision maker or group in deciding how to allocate resources and assessing performance.

          The Company has historically been organized into two business segments, the Pump and Compressor Segment and Lighting Segment through its 32% interest in GTG. The segments have been managed separately based on the fundamental differences in their respective operations. The Pump and Compressor Segment designs, manufacturers, and sells pumps and compressors for use in global original equipment manufacturing applications as well as construction equipment, systems and laboratory equipment. The Lighting Segment designs, manufactures, markets and sells lighting products principally in North America for commercial, industrial and residential applications. See Note 4 which describes in further detail the sale of the Company's interest in GTG.

          Industry segment information follows:

                                                        2004       2003       2002
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
SALES AND OPERATING REVENUES
   Pump and Compressor (1)
      Total net sales including inter-area sales ..   $462,151   $420,473   $266,285
      Inter-area sales (2) ........................    (52,037)   (43,699)   (25,683)
                                                      --------   --------   --------
      Net sales to unaffiliated customers .........   $410,114   $376,774   $240,602
                                                      ========   ========   ========
OPERATING INCOME (LOSS)
   Pump and Compressor (1) ........................   $ 40,936   $ 36,742   $ 31,675
   Lighting (GTG) (3) .............................     18,608     32,138     28,804
   Gain on Sale of GTG (3) ........................    160,410         --         --
   Corporate ......................................    (11,204)    (8,743)    (5,966)
                                                      --------   --------   --------
                                                      $208,750   $ 60,137   $ 54,513
                                                      ========   ========   ========
ASSETS
   Pump and Compressor (1) ........................   $382,102   $344,384   $287,167
   Lighting (GTG) (3) .............................         --    214,405    188,810
   Corporate ......................................    239,834     14,345     15,039
                                                      --------   --------   --------
                                                      $621,936   $573,134   $491,016
                                                      ========   ========   ========
INVESTMENT IN EQUITY AFFILIATES
   Lighting (GTG) (3) .............................         --   $214,405   $188,810
                                                      ========   ========   ========
EXPENSES NOT AFFECTING CASH
Depreciation and amortization
   Pump and Compressor (1) ........................   $ 16,200   $ 15,072   $ 10,312
   Corporate ......................................        140        135        156
                                                      --------   --------   --------
                                                      $ 16,340   $ 15,207   $ 10,468
                                                      ========   ========   ========
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
   Pump and Compressor (1) ........................   $ 16,303   $ 19,805   $  8,208
   Corporate ......................................        100        303        150
                                                      --------   --------   --------
                                                      $ 16,403   $ 20,108   $  8,358
                                                      ========   ========   ========

(1)  Includes Rietschle after the August 29, 2002 acquisition date.

(2) Inter-area sales represent intercompany sales between geographic regions (North America, Europe and Asia Pacific).

(3) The Company sold its joint venture interest in Lighting (GTG) on July 31, 2004.

          Intra-area sales, which represent intercompany sales between locations within a geographic region, have been eliminated from the above tabulation. Operating income by segment is gross profit less operating expenses, excluding interest, general corporate expenses, other income and income taxes.

Information by geographic area follows:

                                                 2004       2003       2002
                                               --------   --------   --------
                                                       (IN THOUSANDS)
REVENUES (1)(2)
(Total net sales including inter-area sales)
   United States ...........................   $171,063   $165,899   $144,481
   Germany .................................    209,720    180,568     85,227
   Other Europe ............................     84,381     75,194     28,588
   Asia Pacific ............................     40,034     34,512     18,568
                                               --------   --------   --------
                                               $505,198   $456,173   $276,864
                                               ========   ========   ========
INTER-AREA SALES (3)
   United States ...........................   $(14,829)  $(12,712)  $(13,139)
   Germany .................................    (78,660)   (62,243)   (21,969)
   Other Europe ............................     (1,451)    (4,262)    (1,135)
   Asia Pacific ............................       (144)      (182)       (19)
                                               --------   --------   --------
                                               $(95,084)  $(79,399)  $(36,262)
                                               ========   ========   ========
NET SALES TO UNAFFILIATED CUSTOMERS
   United States ...........................   $156,234   $153,187   $131,342
   Germany .................................    131,060    118,325     63,258
   Other Europe ............................     82,930     70,932     27,453
   Asia Pacific ............................     39,890     34,330     18,549
                                               --------   --------   --------
                                               $410,114   $376,774   $240,602
                                               ========   ========   ========
PROPERTY, PLANT AND EQUIPMENT
   United States ...........................     29,219   $ 31,673   $ 32,069
   Germany .................................     65,329     64,859     48,061
   Other Europe ............................     17,564     10,864     10,840
   Asia Pacific ............................      2,756        954        621
                                               --------   --------   --------
                                               $114,868   $108,350   $ 91,591
                                               ========   ========   ========

----------
(1) Revenues are attributed to geographic areas based on the location of the selling entity.

(2)  Includes Rietschle after the August 29, 2002 acquisition date.

(3) Inter-area sales represent intercompany sales between countries/geographic areas (United States, Germany, other Europe, and Asia Pacific).

Intra-area sales, which represent intercompany sales between locations within a country/geographic area, have been eliminated from the above tabulation.

          Net exposed assets, which represents assets less liabilities for geographic operations outside of North America that are exposed to foreign currency risk, at December 31, 2004 are $239,065,000 and $19,416,000 for Europe and Asia Pacific, respectively.

14. CURRENCY RISK MANAGEMENT

          The Company conducts business in several major international currencies (primarily the European Euro, British Pound, Japanese Yen, Swiss Franc, and Australian Dollar) and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into contracts that change in value as foreign exchange rates change to protect the value of anticipated foreign currency revenues and expenses. The gains and losses on these contracts offset changes in the value of the underlying transactions as they occur. The Euro is the only currency hedged.

          At December 31, 2004, the Company held forward contracts expiring through December 2005 to hedge probable, but not firmly committed, intercompany inventory purchases. These hedging contracts are classified as cash flow hedges and accordingly, are adjusted to current market values through other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in operations as an adjustment to the carrying amounts of the underlying transactions in the period in which these transactions are recognized.

          At December 31, 2004, the foreign currency forward contracts had a notional amount of Euro 6,000,000 and a fair value of approximately $657,700. The fair value of the foreign currency forward contracts, which represents an asset, is included in other current assets. The amount of the pre-tax net gain deferred through other comprehensive income as of December 31, 2004 was approximately $631,900. There was $25,800 of gain recognized in fiscal 2004. There was no gain or loss recognized during 2003.

15. RELATED PARTY TRANSACTIONS

          The Company had an accounts receivable of approximately $500,000 as of December 31, 2004 and $900,000 as of December 31, 2003, from Werner Rietschle Holding GmbH, a shareholder and the entity which sold the Company assets in the Rietschle transaction. This amount primarily related to taxes paid by the Company on behalf of Werner Rietschle Holding GmbH. Dieter Rietschle, who is the Company's general manager of its TIWR Holding GmbH & Co. KG subsidiary and a former director, has a 49% ownership and 51% voting control of Werner Rietschle Holding GmbH. The $500,000 amount as of December 31, 2004 was subsequently collected in 2005.

16. SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          Unaudited quarterly results of operations follow:

                   NET SALES            GROSS PROFIT           NET INCOME
              -------------------   -------------------   --------------------
                2004       2003       2004       2003       2004         2003
              --------   --------   --------   --------   --------     -------
                              (IN THOUSANDS, EXCEPT SHARE DATA)
1st Qtr....   $109,518   $ 92,346   $ 38,383   $ 33,115   $ 10,650     $ 8,806
2nd Qtr....    102,656     95,810     37,563     33,760      9,805       9,432
3rd Qtr....     97,697     88,985     35,433     29,513     90,268(1)   10,583
4th Qtr....    100,243     99,633     36,081     33,554      3,431       8,493
              --------   --------   --------   --------   --------     -------
              $410,114   $376,774   $147,460   $129,942   $114,154     $37,314
              ========   ========   ========   ========   ========     =======

              BASIC NET INCOME   DILUTED NET INCOME
                  PER SHARE           PER SHARE
              ----------------   ------------------
                2004      2003      2004      2003
               -----     -----     -----     -----
1st Qtr....    $0.61     $0.51     $0.60     $0.50
2nd Qtr....     0.56      0.55      0.55      0.54
3rd Qtr....     5.16(1)   0.61      5.07(1)   0.60
4th Qtr....     0.19      0.49      0.19      0.48
               -----     -----     -----     -----
               $6.53     $2.17     $6.44     $2.12
               =====     =====     =====     =====

(1) Includes a gain of $84,135,000 (pre-tax gain of $160,410,000) from the sale of the Company's joint venture interest in GTG. Net income per share related to this gain was $4.81 (basic) and $4.74 (diluted).

17. SUBSEQUENT EVENT

          On January 10, 2005 the Company acquired certain assets of the side channel blower business of Ruey Chaang Electric Co, Ltd. of Taipei, Taiwan for approximately $12 million. A partial payment of $8.4 million in cash was paid in January 2005, with the balance payable in the third quarter of 2005.

                        DISCUSSION OF UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENTS OF OPERATIONS

GENERAL DESCRIPTION

     The following unaudited pro forma consolidated statements of operations are based on the historical consolidated statement of operations of Gardner Denver, Inc. ("Gardner Denver" or the "Company") and the historical consolidated statement of operations of Thomas Industries Inc. ("Thomas") and nash_elmo Holdings, LLC ("Nash Elmo") adjusted to give effect to Thomas (acquired July 1,
2005) and Nash Elmo (acquired September 1, 2004) acquisitions and the financing for the Thomas and Nash Elmo acquisitions as if each had occurred on January 1, 2004. The historical statement of operations of Thomas is included in this Form 8-K/A. The historical consolidated statement of operations of Nash Elmo and related pro forma financial information were included in a previous Form 8-K/A filing dated September 2, 2004 and filed on November 17, 2004.

THOMAS ACQUISITION FINANCING AND PURCHASE PRICE ALLOCATION

     Pursuant to its previously filed shelf registration with the Securities and Exchange Commission, the Company completed an offering of 5,658,000 shares of its common stock (including shares purchased by underwriters to cover over-allotments) for proceeds of approximately $199.4 million (net of direct costs associated with the offering) during May 2005. The Company also completed an offering of $125.0 million of its 8% Senior Subordinated Notes (the "Notes") in a private placement on May 4, 2005. The Company used the proceeds from the shares and Notes, plus funds available under an amended and restated senior secured bank facility, to finance its acquisition of Thomas (consummated on July 1, 2005) and to repay certain indebtedness.

     The Notes have a fixed annual interest rate of 8% and are guaranteed by certain of the Company's domestic subsidiaries. At any time prior to May 1, 2009, the Company may redeem all or part of the Notes issued under the Indenture at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable "make-whole" premium, and accrued and unpaid interest and liquidated damages, if any. In addition, at any time prior to May 1, 2008, the Company may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, with the net cash proceeds of one or more equity offerings, subject to certain conditions. On or after May 1, 2009, the Company may redeem all or a part of the Notes at varying redemption prices, plus accrued and unpaid interest and liquidated damages, if any. Upon a change of control, as defined in the Indenture, the Company is required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any. The Indenture contains events of default and affirmative, negative and financial covenants customary for such financings, including, among other things, limits on incurring additional debt and restricted payments.

     On May 13, 2005, the Company entered into a $605.0 million amended and restated credit agreement (the "2005 Credit Agreement"). Contingent on the completion of the Thomas acquisition (consummated on July 1, 2005), the 2005 Credit Agreement provided the Company with access to senior secured credit facilities including a $380.0 million Term Loan and restated the $225.0 million Revolving Line of Credit, in addition to superceding the 2004 Credit Agreement. Proceeds from the 2005 Credit Agreement were used to fund the Thomas acquisition and retire $144.4 million of debt outstanding under the previously existing Term Loan.

     The Revolving Line of Credit matures on September 1, 2009. Loans under this facility may be denominated in U.S. Dollars or several foreign currencies. On June 30, 2005, the Revolving Line of Credit had no outstanding principal balance, leaving $225.0 million available for letters of credit or for future use, subject to the terms of the Revolving Line of Credit.

     The new Term Loan has a final maturity of July 1, 2010 and requires quarterly principal payments. These payments total $19 million, $38 million, $57 million, $95 million and $171 million in years one through five, respectively.

     The interest rates applicable to loans under the 2005 Credit Agreement are variable and will be, at the Company's option, either the prime rate plus an applicable margin or LIBOR plus an applicable margin. The applicable margin percentages are adjustable at the end of each quarter, based upon financial ratio guidelines defined in 2005 Credit Agreement.

     The Company's obligations under the 2005 Credit Agreement are guaranteed by the Company's existing and future domestic subsidiaries, and are secured by a pledge of certain subsidiaries' capital stock. The Company is subject to customary covenants regarding certain earnings, liquidity and capital ratios.

     The aggregate purchase price for the Thomas acquisition of $483.5 million (net of $265.3 million cash acquired and including $7.6 million of capital lease obligations assumed and $7.0 million of direct acquisition costs) has been allocated primarily to receivables ($59.8 million); inventory ($76.3 million); property, plant and equipment ($126.5 million); intangible assets ($336.5 million); other assets ($9.4 million); accounts payable and accrued liabilities ($60.1 million); net deferred income tax liabilities ($41.0 million) and other long-term liabilities ($23.9 million), based on their estimated fair values at the date of acquisition. This allocation reflects the Company's preliminary estimates of the purchase price allocation and is subject to change upon completion of appraisals. Further, other assets and liabilities may be identified to which a portion of the purchase price could be allocated. The Company has not yet performed a detailed analysis to identify and measure additional adjustments that may be necessary to conform Thomas' accounting policies with the Company's accounting policies.

The following table summarizes the preliminary fair values of the intangible assets acquired in the Thomas acquisition (in millions):

Amortized intangible assets:
   Customer lists and relationships   $ 50.0
   Technology                            9.5
   Other                                 3.5
Unamortized intangible assets:
   Goodwill                            228.5
   Trademarks                           45.0
                                      ------
      Total intangible assets         $336.5
                                      ======

The preliminary weighted average amortization period for customer lists and relationships and other amortized intangible assets is 20 years and 5 years, respectively.

PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated statements of operations reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions the Company believes are reasonable but are subject to change. In the Company's opinion, all adjustments that are necessary to fairly present the pro forma information have been made. The unaudited pro forma consolidated statements of operations do not purport to represent what the Company's results of operations would actually have been if the Thomas acquisition and the financing for the Thomas acquisition had occurred on such dates or to project the Company's results of operations for any future date or period.

     The unaudited pro forma consolidated statements of operations reflect the Company's preliminary estimates of the allocation of the purchase price for the Thomas acquisition and are subject to change. The unaudited pro forma consolidated statements of operations do not reflect any operating efficiencies or cost savings that the Company may achieve with respect to the combined entities nor any expense associated with achieving these benefits.

THOMAS AND GARDNER DENVER HISTORICAL FINANCIAL STATEMENTS

     The historical consolidated statement of operations of Thomas in the pro forma consolidated statement of operations is based on Thomas' consolidated financial statements. You should read the following unaudited pro forma consolidated statements of operations in conjunction with the Company's historical audited consolidated financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which were included in Gardner Denver's Form 10-K for the year ended December 31, 2004 and incorporated herein by reference, the Company's unaudited condensed financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which were included in Gardner Denver's Form 10-Q for the quarterly period ended June 30, 2005 and incorporated herein by reference, Thomas' historical audited consolidated financial statements and the related notes, included in this Form 8-K/A.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2005
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THOMAS AND       PRO FORMA
                                                                           RELATED     GARDNER DENVER,
                                                 GARDNER                  FINANCING       THOMAS AND
                                                 DENVER       THOMAS      PRO FORMA        RELATED
                                               HISTORICAL   HISTORICAL   ADJUSTMENTS      FINANCING
                                               ----------   ----------   -----------   ---------------
Revenues....................................    $489,170     $220,919    $     --         $710,089
Costs and expenses:
   Cost of sales............................     328,914      136,242          --          465,156
   Depreciation and amortization............      14,481        8,966       1,637(A)        25,084
   Selling and administrative expenses .....     104,163       58,060          --          162,223
   Interest expense.........................       9,284          277      10,215(B)        19,776
   Other income, net........................      (3,322)      (4,306)      2,473(C)        (5,155)
                                                --------     --------    --------         --------
Total costs and expenses....................     453,520      199,239      14,325          667,084

Income before income
   taxes....................................      35,650       21,680     (14,325)          43,005
Provision for income taxes .................      10,695        6,742      (4,535)(D)       12,902
                                                --------     --------    --------         --------
Net income..................................    $ 24,955     $ 14,938    $ (9,790)        $ 30,103
                                                ========     ========    ========         ========
Basic earnings per share....................    $   1.14                                  $   1.17
                                                ========                                  ========
Diluted earnings per share..................    $   1.11                                  $   1.14
                                                ========                                  ========
Basic weighted average number of shares
   outstanding..............................      21,872                    3,876           25,748
                                                ========                 ========         ========
Diluted weighted average number of shares
   outstanding..............................      22,433                    3,876           26,309
                                                ========                 ========         ========

                  See accompanying notes to unaudited pro forma
                      consolidated statement of operations

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2005
                                 (IN THOUSANDS)

                                                                                                 PRO FORMA
                                                   GARDNER                                        GARDNER
                                                   DENVER       THOMAS      PRO FORMA           DENVER AND
                                                 HISTORICAL   HISTORICAL   ADJUSTMENTS            THOMAS
                                                 ----------   ----------   -----------          ----------
ASSETS
Current assets:
   Cash and equivalents ......................   $  246,335    $265,188     $(393,105) (E)      $  118,418
   Short-term investments ....................           --         122            --                  122
   Receivables, net ..........................      162,466      61,334        (1,500) (E)         222,300
   Inventories, net ..........................      137,939      69,024         3,800  (E),(F)     214,216
                                                                                4,953  (E)
                                                                               (1,500) (E)
   Deferred income taxes .....................        6,836       5,275         2,244  (E)          14,355
   Other current assets ......................       11,003       6,287            --               17,290
                                                 ----------    --------     ---------           ----------
      Total current assets ...................      564,579     407,230      (385,108)             586,701
                                                 ----------    --------     ---------           ----------
Property, plant and equipment, net ...........      145,546     105,171        28,000  (E),(G)     272,085
                                                                               (6,632) (H)
Goodwill .....................................      370,090      66,164       162,313  (E)         598,567
Other intangibles, net .......................      107,038      24,111         6,632  (H)         215,038

                                                                              (30,743) (E)
                                                                              108,000  (E)
Other assets .................................       15,730       3,094         4,480  (I)          23,304
                                                 ----------    --------     ---------           ----------
         Total assets ........................   $1,202,983    $605,770     $(113,058)          $1,695,695
                                                 ==========    ========     =========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings and current
      maturities of long-term debt ...........   $   22,758    $  1,629     $      --           $   24,387
   Accounts payable and accrued liabilities ..      182,121      60,126            --              242,247
                                                 ----------    --------     ---------           ----------
      Total current liabilities ..............      204,879      61,755            --              266,634
                                                 ----------    --------     ---------           ----------
Long-term debt, less current maturities ......      274,028       5,930       352,625  (E)         632,583
Postretirement benefits other than pensions ..       30,092          --            --               30,092
Deferred income taxes ........................       22,948       8,806        39,685  (E)          71,439
Other liabilities ............................       52,171      20,411         3,500  (E)          76,082
                                                 ----------    --------     ---------           ----------
      Total liabilities ......................      584,118      96,902       395,810            1,076,830
                                                 ----------    --------     ---------           ----------
Stockholders' equity
   Common stock ..............................          276      18,676       (18,676) (J)             276
   Capital in excess of par value ............      466,365     150,315      (150,315) (J)         466,365
   Retained earnings .........................      164,385     335,344      (335,344) (J)         164,385
   Accumulated other comprehensive income ....       15,121      16,592       (16,592) (J)          15,121
   Treasury Stock ............................      (27,282)    (12,059)       12,059  (J)         (27,282)
                                                 ----------    --------     ---------           ----------
      Total stockholders' equity .............      618,865     508,868      (508,868)             618,865
                                                 ----------    --------     ---------           ----------
         Total liabilities and
            stockholders' equity .............   $1,202,983    $605,770     $(113,058)          $1,695,695
                                                 ==========    ========     =========           ==========

 See accompanying notes to unaudited pro forma consolidated financial statements

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2005
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Reflects the change in Thomas' depreciation and amortization expense due to the depreciation of the step-up in its property, plant and equipment to fair value over estimated average useful lives ranging from 3 to 25 years, and the amortization of the separately identifiable intangible assets with finite lives at estimated fair values over estimated useful lives ranging from 5 to 20 years. This adjustment is based on the Company's estimated allocation of the purchase price for the Thomas acquisition. We will base the final allocation on appraisals that have not yet been completed.

(B) Reflects the following interest expense on the estimated incremental borrowings necessary to finance the Thomas acquisition:

Interest on new senior subordinated notes ($125,000  at 8.00% for
   January 1, 2005 - May 4, 2005) .............................................   $ 3,389
Interest on incremental term loan and revolving line of credit borrowings
   ($352,625 at 4.85%) ........................................................     8,481
Interest saved on average revolving credit line of $124,000 assuming retired
   with proceeds from the stock offering (January 2005 - May 2005) ............    (1,669)
Interest saved on average term loan balance of $147,000 from January 2005 -
   May 2005 due to lower leverage from retired revolving line of credit .......      (326)
Net impact on amortization of debt issue costs related to the financing for
   the Thomas acquisition .....................................................       659
Prepayment penalty on other borrowings repaid in 2005 .........................      (319)
                                                                                  -------
   Total interest expense adjustment ..........................................   $10,215
                                                                                  =======

For purposes of determining the adjustment for the credit line and the term loan borrowings, the applicable LIBOR rate plus the applicable margin per the Company's credit agreement was used.

(C) Reflects the elimination of interest income earned at an average rate of 2.3% on the $215,000 excess cash at Thomas which was used to fund the acquisition.

(D) Reflects the income tax effects of the pro forma adjustments to provide for a combined effective income tax rate for Gardner Denver and Thomas of 30.0%.

(E) Reflects the following estimated sources and uses of cash, purchase price allocation and net fair value adjustments to Thomas' assets and liabilities, including goodwill:

     SOURCES AND USES OF CASH:

Consideration paid at closing for the shares of Thomas ..............   $ 734,224
Cash paid for direct acquisition costs, including financial
   advisory, legal, accounting, auditing and other costs ............       7,026
                                                                        ---------
Aggregate purchase price ............................................     741,250
                                                                        =========
Available cash at Gardner Denver ....................................     178,105
Available cash and short-term investments at Thomas .................     215,000
                                                                        ---------
Total existing cash used for the acquisition ........................     393,105
                                                                        =========
Borrowings available under new credit line ..........................     117,000
Borrowings available under new term loan ............................     380,000
Existing Gardner Denver debt to be repaid ...........................    (144,375)
                                                                        ---------
Total new borrowings ................................................     352,625
Less debt issuance costs related to new borrowings ..................      (4,480)(I)
                                                                        ---------
Net borrowings directly related to the acquisition purchase price ...   $ 348,145
                                                                        =========

     ESTIMATED PURCHASE PRICE ALLOCATION:

Aggregate purchase price ...............................................   $ 741,250
Book value of Thomas' net assets .......................................    (508,868)
Capitalized estimated manufacturing profit in inventory acquired .......      (3,800)(F)
Elimination of LIFO reserve ............................................      (4,953)
Step-up in property, plant and equipment to fair value .................     (28,000)(G)
Elimination of Thomas' historical intangible assets (other than
   goodwill) ...........................................................      30,743
Separately identifiable intangible assets (other than goodwill) ........    (108,000)
Adjustment of pension liabilities (equal to excess of the projected benefit obligation over the fair value of plan assets less Thomas'
   existing liability) .................................................       3,500
Additional deferred tax liabilities, net (on fair value changes to
   assets and liabilities) .............................................      37,441
Other asset and liability fair value adjustments, net ..................       3,000
                                                                           ---------
Net adjustment to goodwill .............................................   $ 162,313
                                                                           =========

     This reflects our preliminary estimates of the purchase price allocation for the Thomas acquisition, which may change upon completion of appraisals. Further, we may identify other assets and liabilities to which a portion of the purchase price will be allocated. The purchase price allocation also does not include an accrual for any anticipated restructuring activities in connection with the Thomas acquisition. The Company has not yet performed a detailed analysis to identify and measure additional adjustments that may be necessary to conform Thomas' accounting policies with the Company's accounting policies.

     The adjusted pro forma balance of Thomas' other separately identifiable intangible assets is estimated to be comprised of the following:

Other Intangible Assets:
   Customer lists and relationships, to be amortized over 20 years .....   $ 50,000
   Trademarks and trade names, indefinite lives ........................     45,000
   Technology (primarily software and patents), to be amortized over
      5-10 years .......................................................      9,500
   Other, to be amortized over 5 years .................................      3,500
                                                                           --------
   Total other intangible assets .......................................   $108,000
                                                                           ========

     In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the pro forma statement of operations does not include amortization of goodwill and other intangible assets with indefinite useful lives acquired in the Thomas acquisition.

(F) Reflects the estimated purchase accounting adjustment for capitalization of manufacturing profit in inventory acquired with Thomas. The pro forma statement of operations does not reflect the one time adjustment on cost of sales during the period this inventory is sold.

(G) Reflects the estimated purchase accounting adjustment to Thomas' property, plant and equipment to step-up the basis to estimated fair value. This adjustment is based on the estimated allocation of the purchase price for the Thomas acquisition.

(H) Reflects the reclassification of Thomas' deferred software costs from property, plant and equipment to other intangible assets.

(I) Reflects the estimated additional debt issuance costs related to the new borrowings which will be capitalized and amortized through maturity.

(J)  Reflects the elimination of Thomas' historical consolidated equity.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2004
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 NASH ELMO
                                                               HISTORICAL FOR
                                                                EIGHT MONTHS     NASH ELMO      PRO FORMA
                                                 GARDNER           ENDED         PRO FORMA       GARDNER
                                                 DENVER       AUGUST 31, 2004   ADJUSTMENTS    DENVER AND
                                               HISTORICAL            (B)            (B)         NASH ELMO
                                               ----------     ---------------   -----------    ----------
Revenues ...................................    $739,539          $156,317      $    --         $895,856
Costs and expenses:
   Cost of sales ...........................     498,435 (A)        97,066           --          595,501
   Depreciation and amortization ...........      21,901             4,817        2,000 (C)       28,718
   Selling and administrative expenses .....     157,453            40,952           --          198,405
   Interest expense ........................      10,102             3,160        2,918 (D)       16,180
   Other income, net .......................        (638)              (63)          --             (701)
                                                --------          --------      -------         --------
Total costs and expenses ...................     687,253           145,932        4,918          838,103
Equity Income from GTG .....................          --                --           --               --
Gain on sale of GTG ........................          --                --           --               --
                                                --------          --------      -------         --------
Income before income taxes .................      52,286            10,385       (4,918)          57,753
Provision for income taxes .................      15,163             3,028         (865) (E)      17,326
                                                --------          --------      -------         --------
Net income .................................    $ 37,123          $  7,357      $(4,053)        $ 40,427
                                                ========          ========      =======         ========
Basic earnings per share ...................    $   1.96                                        $   2.13
                                                ========                                        ========
Diluted earnings per share .................    $   1.92                                        $   2.09
                                                ========                                        ========
Basic weighted average number of shares
   outstanding .............................      18,955                                          18,955
                                                ========                                        ========
Diluted weighted average number of shares
   outstanding .............................      19,377                                          19,377
                                                ========                                        ========

                                                                                              PRO FORMA
                                                                                THOMAS         GARDNER
                                               PRO FORMA                     AND RELATED    DENVER, NASH
                                                GARDNER         THOMAS        FINANCING     ELMO, THOMAS
                                              DENVER AND      HISTORICAL      PRO FORMA      AND RELATED
                                               NASH ELMO          (F)        ADJUSTMENTS      FINANCING
                                              ----------      ----------     -----------    ------------
Revenues ...................................   $895,856        $410,114      $     --        $1,305,970
Costs and expenses:
   Cost of sales ...........................    595,501         252,768            --           848,269
   Depreciation and amortization ...........     28,718          16,340         3,276 (G)        48,334
   Selling and administrative expenses .....    198,405         111,274            --           309,679
   Interest expense ........................     16,180           2,691        20,260 (H)        39,131
   Other income, net .......................       (701)         (1,611)        1,433 (I)          (879)
                                               --------        --------      --------        ----------
Total costs and expenses ...................    838,103         381,462        24,969         1,244,534
Equity Income from GTG .....................         --          18,608            --            18,608
Gain on sale of GTG ........................         --         160,410            --           160,410
                                               --------        --------      --------        ----------
Income before income taxes .................     57,753         207,670       (24,969)          240,454
Provision for income taxes .................     17,326          93,516        (8,138) (J)      102,704
                                               --------        --------      --------        ----------
Net income .................................   $ 40,427        $114,154      $(16,831)       $  137,750
                                               ========        ========      ========        ==========
Basic earnings per share ...................   $   2.13                                      $     5.60
                                               ========                                      ==========
Diluted earnings per share .................   $   2.09                                      $     5.50
                                               ========                                      ==========
Basic weighted average number of shares
   outstanding .............................     18,955                         5,658            24,613
                                               ========                      ========        ==========
Diluted weighted average number of shares
   outstanding .............................     19,377                         5,658            25,035
                                               ========                      ========        ==========

NOTE: THE ABOVE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     INCLUDES EQUITY INCOME FROM THOMAS' 32% INVESTMENT IN GTG. GENLYTE AND THOMAS FORMED GTG ON AUGUST 30, 1998. EFFECTIVE WITH THOMAS' INVESTMENT IN GTG, ITS INTEREST IN GTG WAS ACCOUNTED FOR USING THE EQUITY METHOD OF ACCOUNTING. EFFECTIVE WITH THE CLOSE OF BUSINESS ON JULY 1, 2004, THOMAS SOLD ITS 32% INTEREST IN GTG, TO GENLYTE FOR APPROXIMATELY $400,900. AS REQUIRED BY ARTICLE 11 OF REGULATION S-X, THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS INCLUDES EQUITY INCOME FROM GTG, AS WELL AS A GAIN FROM THE SALE OF THOMAS' INTEREST IN GTG. IN TOTAL, THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS INCLUDES $176,954 OF PRETAX INCOME AND $95,054 OF NET INCOME AND $3.79 OF DILUTED EARNINGS PER SHARE FROM THE EFFECTS OF GTG. FOR MORE INFORMATION THAT EXCLUDES THE EFFECTS OF GTG, SEE NOTE F BELOW.

           See accompanying notes to unaudited pro forma consolidated statement of operations

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Includes a $3,735 non-recurring unfavorable impact related to recording the acquired inventory of Syltone and Nash Elmo at fair value.

(B) The Company acquired Nash Elmo on September 1, 2004. The unaudited pro forma consolidated statement of operations therefore includes Nash Elmo's historical results for the eight months ended August 31, 2004, which were included in the Company's 8-K/A filing dated September 2, 2004 and filed on November 17, 2004, and the pro forma adjustments for the Nash Elmo acquisition.

(C) Reflects the change in Nash Elmo's depreciation and amortization expense due to the depreciation of the step-up in its property, plant and equipment to fair value over estimated average useful lives ranging from 3 to 25 years, and the amortization of the separately identifiable intangible assets with finite lives at estimated fair values over estimated useful lives ranging from 5 to 20 years. This adjustment is based on our estimated allocation of the purchase price for the Nash Elmo acquisition. We will base the final allocation on appraisals that have not yet been completed.

(D) Reflects the following interest expense on the estimated incremental borrowings necessary to finance the Nash Elmo acquisition:

Interest on the incremental Credit Line borrowing ($117,480 at 3.75%) ...   $ 2,937
Interest on the incremental Term Loan borrowing ($108,750 at 3.75%) .....     2,719
Incremental interest on our previously existing average borrowings
   (excluding the Nash Elmo acquisition related borrowings) due to an increase in rates on borrowings and commitments resulting from
   the increased leverage from the Nash Elmo acquisition ................       213
Net impact on amortization of debt issue costs related to the financing
   for the Nash Elmo acquisition ........................................      (117)
Elimination of historical interest expense on Nash Elmo's debt repaid in
   conjunction with the Nash Elmo acquisition ...........................    (2,834)
                                                                            -------
     Total interest expense adjustment ..................................   $ 2,918
                                                                            =======

     For purposes of determining the adjustment for the credit line and the term loan borrowings, the applicable LIBOR rate plus the applicable margin per our credit agreement was used.

(E) Reflects the income tax effects of the pro forma adjustments to provide for a combined effective income tax rate for Gardner Denver and Nash Elmo of 30.0%.

(F) As noted above, effective with the close of business on July 31, 2004, Thomas sold its 32% interest in GTG to Genlyte for approximately $400,900. The information set forth below adjusts the information presented under the title "Pro Forma Gardner Denver, Nash Elmo, Thomas and Related Financing" to exclude the effects of GTG, assuming Thomas had sold its interest in GTG at the beginning of the period presented and used a portion of the net proceeds from the sale to repay all of Thomas' existing debt other than its capitalized lease obligations:

                                                                                    PRO FORMA
                                                PRO FORMA                        GARDNER DENVER,
                                             GARDNER DENVER,                        NASH ELMO,
                                                NASH ELMO,                          THOMAS AND
                                                THOMAS AND       PRO FORMA     RELATED FINANCING,
                                            RELATED FINANCING   ADJUSTMENTS        AS ADJUSTED
                                            -----------------   -----------    ------------------
Revenues                                       $1,305,970       $      --          $1,305,970
Costs and expenses:
   Cost of sales                                  848,269              --             848,269
   Depreciation and amortization                   48,334              --              48,334
   Selling and administrative expenses            309,679            (353)(1)         309,326
   Interest expense                                39,131          (1,711)(2)          37,420
   Other (income) expense, net                       (879)             --                (879)
                                               ----------       ---------          ----------
Total costs and expenses                        1,244,534          (2,064)          1,242,470
Equity income from GTG                             18,608         (18,608)(3)              --
Gain on sale of GTG                               160,410        (160,410)(4)              --
                                               ----------       ---------          ----------
Income before income taxes                        240,454        (176,954)             63,500
Provision for income taxes                        102,704         (82,067)(5)          20,637
                                               ----------       ---------          ----------
Net income                                     $  137,750       $ (94,887)         $   42,863
                                               ==========       =========          ==========
Basic earnings per share                       $     5.60                          $     1.74
                                               ==========                          ==========
Diluted earnings per share                     $     5.50                          $     1.71
                                               ==========                          ==========
Basic weighted average number of shares
   outstanding                                     24,613                              24,613
                                               ==========                          ==========
Diluted weighted average number of shares
   outstanding                                     25,035                              25,035
                                               ==========                          ==========

(1) The adjustment reflects the reduced bank fees and deferred loan amortization due to applying a portion of the proceeds from the sale of Thomas' interest in GTG to pay down previously existing bank debt, except capitalized lease obligations, as of the beginning of the period.

(2) The adjustment reflects the reduced interest expense due to applying a portion of the proceeds from the sale of Thomas' interest in GTG to pay down debt as of the beginning of the period.

(3) The adjustment reflects the elimination of Thomas' equity income from GTG due to the sale of GTG as of the beginning of the period.

(4) The adjustment reflects the elimination of the pretax gain on the sale of Thomas' interest in GTG as of the beginning of the period.

(5) The adjustment reflects the income tax effects of adjustments (1), (2), (3) and (4) to reflect an overall effective tax rate of 32.5% excluding the impact of the gain on Thomas' sale of its interest in GTG or its equity income prior to the sale.

Financial information for Thomas includes $5,245 of non-recurring charges related to plant shutdown, legal and environmental costs.

(G) Reflects the change in Thomas' depreciation and amortization expense due to the depreciation of the step-up in its property, plant and equipment to fair value over estimated average useful lives ranging from 3 to 25 years, and the amortization of the separately identifiable intangible assets with finite lives at estimated fair values over estimated useful lives ranging from 5 to 20 years. This adjustment is based on our estimated allocation of the purchase price for the Thomas acquisition. We will base the final allocation on appraisals that have not yet been completed.

(H) Reflects the following interest expense on the notes and other estimated incremental borrowings necessary to finance the Thomas acquisition (as discussed above under "--Thomas Acquisition Financing and Purchase Price Allocation").

Interest on the Notes ($125,000 at 8.00%) ....................   $10,000
Interest on incremental term loan and revolving line of credit
   borrowings ($233,365 at 3.90%) ............................     9,101
Incremental interest on existing borrowings due to increased
   leverage ..................................................       114
Elimination of historical interest expense on other borrowings
   to be repaid ($26,900 at 5.25%) ...........................    (1,412)
Net impact on amortization of debt issue costs related to the
   financing for the Thomas acquisition ......................     1,183
Prepayment penalty on other borrowings to be repaid ..........     1,274
                                                                 -------
   Total interest expense adjustment .........................   $20,260
                                                                 =======

     The prepayment penalty on other borrowings to be repaid of $1,274 was based upon interest rates in effect as of January 1, 2004. The actual prepayment penalty incurred in 2005 was $319.

(I) Reflects the elimination of interest income earned at an average rate of 1.6% on the $215,000 excess cash at Thomas, which was used to fund the acquisition. This income was earned by Thomas subsequent to the sale of GTG on July 31, 2004.

(J) Reflects the income tax effects of the pro forma adjustments to provide for the combined effective income tax rate for Gardner Denver, Nash Elmo and Thomas Industries (excluding the effect of GTG) of 32.5%

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        GARDNER DENVER, INC.


Date: September 16, 2005                By: /s/ Helen W. Cornell
                                            ------------------------------------
                                            Helen W. Cornell
                                            Vice President, Finance and
                                            Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    23.1      Consent of Ernst & Young LLP

    99.1      Press Release dated July 1, 2005, filed as Exhibit 99.1 to Gardner
              Denver's Form 8-K dated July 1, 2005, and incorporated herein by reference.